Exhibit 10.1

FULL SERVICE LEASE

Date: March 22, 2004

Lessor: PS Business Parks, L.P., a California Limited Partnership

Lessee: Digimarc Corporation, a Delaware Corporation

1.	Lease Terms

1.01 The Premises is the Building whose address is 9405 SW Gemini Drive, Beaverton, OR 97008. The Premises contains approximately 46,083 rentable square feet and is shown on Exhibit “A-1.” The Building contains approximately 46,083 rentable square feet and is shown on Exhibit “A-2”. The Project is depicted on Exhibit “A-3” and contains approximately 117,870 rentable square feet. The Property is depicted on Exhibit “A-4” and is commonly referred to as Creekside Corporate Park and contains approximately 584,493 rentable square feet.

1.02 Lessee’s Notice Address: Lessee’s Notice Address is the address of the Premises as stated in Paragraph 1.01 above.

1.03 Lessor’s Notice Address: 15455 NW Greenbrier Parkway, Suite 245, Beaverton, OR 97006.

1.04 Lessee’s Permitted Use: Lessee shall use the Premises only for the following purpose(s) and for no other purpose whatsoever: General office uses.

1.05 Lease Term: The Lease Term commences on September 1, 2004 or such other date as is determined by the provisions of this Lease (the “Commencement Date”) and ends on the final day of the 84th full calendar month thereafter.

1.06 Base Rent: Base Rent shall be paid monthly in the amounts specified below:

$0.00	Beginning September 1, 2004	Ending February 28, 2005
$46,667	Beginning March 1, 2005	Ending August 31, 2005
$63,287	Beginning September 1, 2005	Ending August 31, 2006
$65,169	Beginning September 1, 2006	Ending August 31, 2007
$67,128	Beginning September 1, 2007	Ending August 31, 2008
$69,125	Beginning September 1, 2008	Ending August 31, 2009
$71,237	Beginning September 1, 2009	Ending August 31, 2010
$73,349	Beginning September 1, 2010	Ending August 31, 2011

1.07 Security Deposit: $ 75,000.00

1.08 Initial Monthly Rent Charges: Base Rent $46,667.00.

1.09 Proportionate Share: Lessee’s Proportionate Share of the Property, which represents the approximate Proportionate Share of the Premises to the Property, is 7.8842%. Lessee’s Proportionate Share of the Project, which represents the approximate Proportionate Share of the Premises to the Project, is 39.0964%. Lessee’s Proportionate Share of the Building within which the Premises is located, which represents the approximate Proportionate Share of the Premises to the Building, is 100%. Proportionate Share may be adjusted by Lessor during the Lease Term if the size of the Project, Premises or Building changes.

1.10 Expense Base Year: 2005.

1.11 Broker(s): Hume Myers Tenant Counsel L.L.C. for Lessee; Grubb & Ellis for Lessor.

1.12 Automatic Payments: Unless Lessor otherwise directs in writing, all payments of Base Rent and the monthly estimated payments of Lessee’s Proportionate Share of Operating Expenses shall be made by electronic payment. Lessee shall execute such necessary and reasonable documents, provide such necessary and reasonable information, and follow such necessary and reasonable procedures as are requested by Lessor from time to time to facilitate such payments. If, by reason of insufficient funds or other reason, any such payment is not fully made and received, such event shall be deemed a failure of Lessee to make the required payment. Payment shall be deemed made by Lessee on the date funds are actually received by Lessor; provided, if Lessee is then in default, Lessor shall have the right to return all or a part of any payment received within ten (10) business days of receipt, in which event the returned amount shall be deemed to have not been paid by Lessee or received by Lessor. Receipt of any funds pursuant to this Paragraph shall not constitute a waiver by Lessor of any Default by Lessee whether or not such Default is known to Lessor.

2.	Lease of Premises

2.01 Lessor leases to Lessee, and Lessee leases from Lessor, the Premises, upon the terms of this Lease. The Premises are leased “AS IS” except only for the improvements, if any, which are to be constructed by Lessor pursuant to Exhibit “B.” Any such improvements to be constructed by Lessor pursuant to Exhibit “B” are herein referred to as “Lessor’s Work.” Except as provided herein, Lessee acknowledges that neither Lessor nor any agent of Lessor has made any representation or warranty regarding the Premises. The square footages set forth in this Lease are approximate and agreed. Use of the terms “rentable” and “usable” is for convenience only and represents Lessor’s interpretation of such terms. Lessor will deliver the Premises to Lessee with existing plumbing, electrical, fire sprinkler, lighting, air conditioning, heating and mechanical systems located in the Premises, if any, in good working condition.

2.02 Lessor’s Work, if any, shall be installed by Lessor in compliance with all then applicable codes. Lessee, at its sole expense, agrees to comply with all laws, codes, ordinances and other legal requirements (including covenants and restrictions) applicable to the Premises (herein “Laws”); provided, however, that Lessor, in conjunction with the Lessor’s work, shall affect any repairs and improvements required under any Laws as of the Commencement Date. Lessee agrees to cause the Premises to comply with all Laws, including by making any changes to the Premises necessitated by any Lessee activity, including but not limited to changes required by (a) any Lessee Improvements or Lessee Alterations (as defined below), or (b) any use of the Premises or Property by Lessee; provided, Lessor reserves the right to accomplish such changes itself at the expense of Lessee. If any activity of Lessee necessitates changes to the Project other than the Premises, then Lessor shall elect that Lessor accomplish the same at the expense of Lessee or that Lessee accomplish the same at its own expense. Notwithstanding anything to the contrary herein, Lessee shall not be responsible for making any structural modifications to the Premises except to the extent Lessee’s space plan requires structural modifications.

2.03 If for any reason Lessor cannot deliver possession of the Premises three (3) weeks prior to the estimated Commencement Date of the Lease Term, Lessor will not be subject to any liability nor will the validity of this Lease be affected in any manner. Rather, the Commencement Date shall be delayed until three (3) weeks after delivery of possession to allow Lessee to fixturize the Premises in which event the expiration date of the Lease Term shall be extended to include the same number of full calendar months as set forth in Paragraph 1 above (plus any partial first month); provided, in the event delivery of possession is delayed by any act, omission or request of Lessee, then the Premises shall be deemed to have been delivered (and the Commencement Date shall occur) on the earlier of the actual date of delivery or the date delivery would have occurred absent the number of days of such delay attributable to Lessee and the term shall then be for such number of full calendar months (plus any partial first month). If for any reason possession of the Premises is not delivered on the scheduled Commencement Date set forth in Paragraph 1 above, Lessee may a) receive two (2) days free rent for each day of delay beyond the scheduled commencement date, and b) terminate this Lease by written notice given after a forty-five (45) day period beyond the scheduled commencement date but prior to delivery of possession; provided, such forty-five (45) day period shall be extended by (a) the number of days of delays attributable to Lessee (including but not limited to delays in approvals of plans or cost estimates, delays related to changes in plans requested by Lessee whether or not approved by Lessor, delays caused by Lessee installing any “Lessee Improvements,” delays caused by other early entry or early occupancy by Lessee, and/or other delays attributable to Lessee), plus (b) the number of days of delays caused by events beyond the reasonable control of Lessor (including but not limited to fire, earthquake, other casualty, inclement weather, acts of God, shortages of labor or material, lead times on ordered items, strike, acts or omissions of government, and/or delays in governmental permits, inspections or approvals). Any such termination shall be without liability of Lessor to Lessee. Any such termination by Lessee shall be Lessee’s sole remedy for delay in delivery of possession.

2.04 Upon expiration or termination of this Lease, Lessee agrees to return the Premises to Lessor in the same condition as received by Lessee, normal wear and tear excepted, with all removal, repair, and restoration duties of Lessee being fully performed.

2.05 Upon request made by Lessor following the Commencement Date, Lessee shall execute and deliver an agreement setting forth the Commencement Date, the date upon which the Lease Term shall expire, and such other matters regarding the commencement of this Lease as Lessor shall request. If Lessee, with Lessor’s prior written consent, occupies the Premises prior to the Commencement Date, Lessee’s occupancy of the Premises shall be subject to all the provisions of the Lease. Early occupancy of the Premises shall not advance the expiration date of the Lease.

3.	Base Rent

On or before the first day of each calendar month of the Lease Term, Lessee will pay to Lessor the Base Rent for such month. Base Rent for any first partial month and for the first full calendar month of the Lease Term, is due and payable upon due date called for in this Lease. Security deposit is due and payable upon Lease execution. Monthly rent for any partial calendar month will be prorated. All sums payable by Lessee to Lessor hereunder shall be deemed rent. Base Rent and all other amounts required to be paid by Lessee hereunder shall be paid without deduction or offset and without prior notice or demand. All such amounts shall be paid in lawful money of the United States of America and shall be paid to Lessor at the address stated herein or to such other persons or to such other places as Lessor may designate in writing from time to time. Amounts payable hereunder shall be deemed paid when actually received by Lessor.

4.	Additional Rent

4.01 Unless otherwise specifically stated in this Lease, any charge payable by Lessee under this Lease other than Base Rent is called “Additional Rent.” The term “rent” whenever used in this Lease means Base Rent, Additional Rent and/or any other monies payable by Lessee under the terms of this Lease.

4.02 “Operating Expenses” as used herein shall include all costs and expenses related to the ownership, management, operation, maintenance, replacement, improvement and repair of the Premises, Building, Project and/or Property, or any part thereof, incurred by Lessor including but not limited to: (1) Property supplies, materials, labor, equipment, and tools; (2) Lessor-incurred Utility and Service Costs (as further described in Paragraph 4.03B below), security, janitorial, trash removal, and all applicable service and maintenance agreements; (3) Property related legal, accounting, and consulting fees, costs and expenses, including but not limited to the cost of contests of Real Property Taxes; (4) Insurance Premiums for all policies deemed reasonably necessary by Lessor and/or its lenders, and all deductible amounts under such policies (as further described in Paragraph 4.03C below); (5) costs and expenses of operating, maintaining, and repairing the Property, including but not limited to all interior areas and also driving, parking, loading, and other paved or unpaved areas (including but not limited to, resurfacing and striping and any snow and ice removal Lessor elects to conduct), landscaped areas (including but not limited to, tree trimming), building exteriors (including but not limited to, painting and roof work), signs and directories, and lighting; (6) capital improvements and replacements (including but not limited to, all financing costs and interest charges); (7) compensation (including but not limited to, any payroll taxes, worker’s compensation for employees, and customary employee benefits) of all persons, including independent contractors, who perform duties, or render services on behalf of, or in connection with the Property, or any part thereof, including but not limited to, Property operations, maintenance, repair, and rehabilitation; (8) Property management fees not exceeding 5% of Annual Base Rent and the reasonable cost of providing space used by the Property manager; and (9) Real Property Taxes (as further described in Paragraph 4.03A, below). All Operating Expenses other than Real Property Taxes, Utility and Service Costs, and Insurance Premiums, are herein referred to as Common Area Expenses (CAM). Any increases in CAM expenses shall be limited to a non-cumulative 5% per year. In addition, in the event Lessor effects any capital improvements or replacements, the cost of the same shall be amortized over the number of years equal to the useful life of any such capital improvements or replacements.

4.03A “Real Property Taxes” shall include any fee, license fee, tax, levy, charge, or assessment (hereinafter individually and/or collectively referred to as “Tax”) imposed by any authority having the direct or indirect power to tax and where such Tax is imposed against the Property, or any part thereof, or Lessor in connection with its ownership or operation of the Property, including but not limited to: (1) any Tax on rent or Tax against Lessor’s business of leasing the Property; (2) any Tax by any authority for services or maintenance provided to the Property, or any part thereof, including but not limited to, fire protection, streets, sidewalks, and utilities; (3) any Tax on real estate or personal property levied with respect to the Property, or any part thereof, and any fixtures and equipment and other property used in connection with the Property; (4) any Tax based upon a reassessment of the Property due to a change in ownership or transfer of all or part of Lessor’s interest in the Property; and, (5) any Tax replacing, substituting for, or in addition to any Tax previously included in this definition. Real Property Taxes do not include Lessor’s federal or state net income taxes.

4.03B “Utility and Service Costs” shall include all Lessor incurred utility and service costs and expenses including but not limited to costs related to water and plumbing, electricity, gas, lighting, steam, sewer, waste disposal, and HVAC, and all costs related to plumbing, mechanical, electrical, elevator, HVAC, and other systems.

4.03C “Insurance Premiums” shall include all insurance premiums for all insurance policies maintained by Lessor from time to time related to the Property.

4.04 Throughout the Lease Term following the Base Year, Lessee will pay as Additional Rent its Proportionate Share (of the Project and/or Building, as designated from time to time by Lessor) of the amount by which total Operating Expenses in each calendar year exceed total Operating Expenses for the Base Year, subject to the limitation set forth in Section 4.02 above. Estimated payments shall be made monthly on or before the first day of each calendar month each in the amount of Lessor’s then current estimate as outlined below. Lessee’s Proportionate Share will be prorated for partial months. All Operating Expenses will be adjusted, at the election of Lessor, to reflect 100% occupancy during any calendar year in which the Project is not fully occupied (in which event Operating Expenses for the Base Year shall also be so adjusted).

4.05 Lessee’s Proportionate Share of Operating Expenses shall be determined and paid as follows:

4.05A. Lessee’s Operating Expense estimates: On or about April 1st of each calendar year, Lessor will provide Lessee with a statement of: (1) Lessee’s annual share of estimated Operating Expenses in excess of Base Year Operating Expenses for the then current calendar year; (2) Lessee’s monthly Operating Expense estimate for the then current year; and, (3) Lessee’s retroactive estimate correction billing (for the period of January 1st through the date immediately prior to the commencement date of Lessee’s new monthly Operating Expense estimate) for the difference between Lessee’s new and previously billed monthly Operating Expense estimates for the then current year.

4.05B. Lessee’s Proportionate Share of actual annual Operating Expenses: Each year, Lessor will provide Lessee with a statement reflecting the total Operating Expenses for the previous calendar year. If the total of Lessee’s Operating Expense estimates billed for the previous calendar year are less than Lessee’s Proportionate Share of the actual Operating Expenses in excess of Base Year Operating Expenses, the statement will indicate the payment amount and date due. If Lessee has paid more than its Proportionate Share of excess Operating Expenses for the preceding calendar year, Lessor will credit the overpayment toward Lessee’s future Operating Expense obligations. Monthly Operating Expense estimates are due on the 1st of each month and shall commence in the month specified by Lessor. Lessee’s retroactive estimate correction, and actual annual Operating Expense charges, if any, shall be due, in full, on the date(s) specified by Lessor.

4.06 Unless Lessor otherwise elects, Lessee shall pay each Operating Expense in accordance with Lessee’s Proportionate Share of the Building or Lessee’s Proportionate Share of the Project, whichever is designated by Lessor. Lessor shall have the right to make allocations (“Allocations”) to Lessee of any one or more Operating Expenses on a different basis. Lessor shall have the right to make any such Allocations in any manner which Lessor deems reasonable (including use of estimates). For example, if Lessor deems it reasonable to do so, Lessor shall have the right to elect at any time and from time to time (a) to make any Allocation of one or more Operating Expenses based upon Lessee’s Proportionate Share of the Building and to make other Allocations on Lessee’s Proportionate Share of the Project, (b) to make Allocations of certain Operating Expense items among less than all lessees and/or other than based upon the respective square footages of the lessees, (c) to make different Allocations for different Operating Expenses, and/or (d) to alter an Allocation or the method of determining an Allocation from time to time. In no event shall Lessor be liable to Lessee based upon any incorrect or disputed Allocation nor shall Lessee have any right to terminate this Lease by reason of any such Allocation.

4.07 In the event Lessee wishes to audit any Operating Expense charge, such an audit shall be limited to an audit of the annual statement delivered under Paragraph 4.05B above. Such audit shall be performed only if, at the time of the audit request and at all times thereafter to and during the course of the audit, Lessee has paid in full all Operating Expenses billed and is not in Default (as defined in Section 20.02 below). Any audit shall be conducted at a time and location designated by Lessor. Lessor and Lessee agree that any Lessee audit must be requested by Lessee by written notice given within six (6) months of the date that Lessor provides the applicable annual statement under Paragraph 4.05B above, and must be completed by Lessee within thirty (30) days of its written notice requesting the audit; if Lessee does not give such written notice within the period of time allowed, or fails to complete the audit within the time allowed, Lessee’s right to audit is waived, and the Operating Expenses, as billed, including all calculations used as the basis for Lessor’s charges (including any “Allocations” and any applicable Expense Base Year or expense stop calculations), shall be deemed conclusive and final for all purposes under this Lease. All calculations by Lessor of Operating Expenses for the Expense Base Year shall be conclusive and final, and Lessee shall have no right to audit the same, except only Lessee may audit the same as part of an audit of Operating Expenses for the first Expense Comparison Year. Any audit shall be conducted only by Lessee and the CPA then used by Lessee for the preparation of its tax returns and financial statements; no agent of Lessee employed in connection with the audit shall be employed on any contingent payment basis. Lessee shall maintain as strictly confidential, and shall cause its auditor to execute in favor of Lessor a confidentiality agreement (in form prepared by Lessor)

regarding, all financial information audited, the results of any such audit, and the resolution of any disputed issues arising in connection with such audit. Lessor shall not be bound by the result of any such audit. If the parties do not agree upon the inclusion or amount of any Operating Expense charged by Lessor, the sole remedy of Lessee shall be to conduct an audit within the time specified in this Lease and, if still in disagreement with Lessor, to submit the matter to arbitration pursuant to Section 27.17 below within thirty (30) days after completion of the audit to request an adjustment to any disputed Operating Expense item to cause the same to not exceed the amount that Lessor has the right to collect hereunder for such item. In no event will this Lease be terminable nor shall Lessor be liable for damages based upon any disagreement regarding or adjustment of Operating Expenses.

5.	Late Charges

If any sum payable by Lessee to Lessor is not received by Lessor within five (5) days after it becomes due, Lessee shall pay a late charge equal to fifty dollars ($50.00) or five (5%) of the then delinquent amount, whichever is greater. A fifty dollar ($50.00) handling fee will be paid to Lessor by Lessee for each bank returned check, and Lessee will be required to make all future payments to Lessor by wire or electronic transfer or by cashier’s check. The acceptance of late charges and returned check charges by Lessor will not constitute a waiver of Lessee’s Default nor any other rights or remedies of Lessor. Lessee shall not be in default of this Lease the first time in a twelve (12) consecutive month period that Lessee fails to pay rent when due so long as Lessee pays such overdue rent within five (5) days of written notice from Lessor that such overdue amount is due.

6.	Security Deposit and Financial Reporting

6.01 Upon Lessee’s execution of this Lease, Lessee will deposit with Lessor an initial Security Deposit in the amount specified in Paragraph 1 as security for Lessee’s full and faithful performance of every provision under this Lease. Lessor will not be required to keep the Security Deposit separate from its general funds and has no obligation or liability for payment of interest thereon (except when required by law). Lessee hereby grants to Lessor a security interest in the Security Deposit. Lessee will not have the right to apply any part of the Security Deposit to any amounts payable under the terms of this Lease nor is it a measure or limitation of Lessor’s damages in event of a Default by Lessee. If Lessee fails to pay any rent due herein, or otherwise is in Default of any provision of this Lease, Lessor may, without waiver of the Default or of any other right or remedy, use, apply or retain all or any portion of the Security Deposit for the payment of any amount due Lessor or to compensate Lessor for any loss or damage suffered by Lessee’s Default. Within five (5) days after written notification by Lessor, Lessee will restore the Security Deposit to the full amount required under this Lease.

6.02 Within ten (10) days after written request from Lessor but not more often than annually, Lessee shall deliver to Lessor such financial statements as Lessor reasonably requests regarding Lessee or any assignee, subtenant, or guarantor of Lessee. Lessee represents and warrants to Lessor that each financial statement is a true and accurate statement. Lessor shall use such statements only for valid business purposes. Lessor shall have the right to make such financial statements and the other contents of its files available to law enforcement or other governmental agencies upon request.

7.	Use of Premises

7.01 The Premises will be used and occupied only for Lessee’s Permitted Use. Lessee will, at its sole expense, comply with all conditions and covenants of this Lease, and all Laws. Lessee will not use or permit the use of the Premises, the Property or any part thereof, in a manner that is unlawful, diminishes the appearance or aesthetic quality of any part of the Property, creates waste or a nuisance, or causes damage to the Property. Lessee shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises nor take or permit any other action in the Premises that would endanger, annoy, or interfere with the operations of, Lessor or any other tenant of the Project. Lessee shall obtain, at its sole expense, any permit or other governmental authorization required to operate its business from the Premises. Any animals, excepting guide dogs, on or about the Property or any part thereof are expressly prohibited.

7.02 In the event of any excessive trash in or outside the Premises, as determined by Lessor in its sole discretion, Lessor will have the right to remove such excess trash, charge all costs and expenses attributable to its removal to Lessee. Lessee will not cause, maintain or permit any outside storage on or about the Property without prior written consent by Lessor. In the event of any unauthorized outside storage by Lessee, Lessor will have the right, without notice, in addition to such other rights and remedies it may have, to remove any such storage at the expense of Lessee.

8.	Parking

All parking will comply with the terms and conditions of this Lease and the parking rules and regulations included in Exhibit “D.” Lessee will have a non-exclusive privilege to use of one-hundred eighty (180) parking spaces designated by Lessor for public parking and four (4) designated visitor parking spaces at the entry to the Premises. Vehicles parked in public parking areas will be no larger than full-sized passenger automobiles or standard pick-up trucks. Lessor reserves the right, without notice to Lessee, to tow away at Lessee’s sole cost and expense any vehicles parked in any parking area for any continuous period of 24 hours or more, or earlier if Lessor, in its sole discretion, determines such parking to be a hazard or inconvenience to other lessees or Lessor, or violates any rules or regulations or posted notices related to parking. Lessor shall not be responsible for enforcing Lessee’s parking rights against third parties. From time to time, Lessor reserves the right, upon written notice to Lessee, to change the location, the availability and nature of parking spaces, establish reasonable time limits on parking, and, on an equitable basis, to assign specific spaces with or without charge to Lessee as Additional Rent. The parking privileges granted to Lessee are personal to Lessee; Lessee shall not assign or sublet parking privileges.

9.	Utilities and Services

9.01 Subject to the other provisions of this Lease, the following services are provided.

A.	Electricity, water, and elevator service (if elevators presently serve the Premises) are provided.

B.	Heating and air conditioning are provided 7:00 a.m. to 6:00 p.m. Monday through Saturday, except holidays. If Lessee desires such service during other hours, Lessee must prearrange the same with Lessor and pay an additional charge for such service.

C.	Five days per week janitorial service, periodic window cleaning, supplies for Building operation, and other customary services.

If Lessee uses any utility or service in excess of normal usage levels, as determined by Lessor in its sole discretion, Lessor shall have the right to charge Lessee for such excess use and to charge Lessee the cost to separately meter such use.

9.02 Lessor will not be liable or deemed in Lessor Default, nor will there be any abatement of rent or right to terminate this Lease, for (a) any interruption or reduction of utilities, utility services or telecommunication services not caused by Lessor, (b) any telecommunications or other company (whether selected by Lessor or Lessee) failing to provide such utilities or services or providing the same defectively, and/or (c) any utility interruption in the nature of blackouts, brownouts, or rolling interruptions. Lessee agrees to comply with any energy conservation programs required by law or implemented by Lessor. Lessee acknowledges that utility and service costs and availability may fluctuate significantly, due to power shortages or other events and factors, and Lessee accepts the risks of such fluctuations. Lessor reserves the right, in its reasonable discretion, to designate, at any time, the utility and service providers for Lessee’s use within the Property; no such designation shall impose liability upon Lessor.

9.03 Lessee has satisfied itself as to the adequacy of any Lessor owned utility equipment and the quantity of telephone lines and other service connections to the Building available for Lessee’s use.

10.	Lessee Improvements; Lessee Alterations and Mechanic’s Liens

10.01 Any improvements to be constructed in the Premises by Lessee prior to Lessee initially commencing use of the Premises are referred to throughout this Lease as “Lessee Improvements.” All Lessee Improvements will be performed in accordance with the terms and conditions outlined in Exhibit “B” and also in accordance with the provisions set forth in this Paragraph 10 regarding Lessee Alterations.

10.02 The following provisions apply to “Lessee Alterations” which means and includes (a) any alterations or improvements to the Premises undertaken by Lessee (other than nonstructural installation of equipment or trade fixtures), (b) any utility installations at the Premises undertaken by Lessee, and (c) any repair, restoration, replacement, or maintenance work at the Premises undertaken by Lessee whether or not Lessee is required to undertake such work pursuant to this Lease. Lessee shall not commence any Lessee Alteration without first obtaining the prior written consent of Lessor in each instance which consent may be withheld or conditioned in Lessor’s reasonable discretion. Lessee shall submit such information regarding the intended Lessee Alteration as Lessor may reasonably require, and no request for consent shall be deemed complete until such information is delivered. The following provisions apply to all Lessee Alterations.

(a)	Lessee shall hire a licensed general contractor who, in turn, shall hire only licensed subcontractors. All work shall be conducted expeditiously and be completed within a reasonable time.

(b)	Lessee shall obtain all required permits and deliver a copy of the same to Lessor. Lessee shall install all Lessee Alterations in strict compliance with all permits, any plans approved by Lessor, and all conditions to Lessor’s approval.

(c)	Unless Lessor elects otherwise in its applicable prior written consent, Lessee shall remove each Lessee Alteration at the end of this Lease or Lessee’s right of possession and restore the Premises to its prior condition, all at Lessee’s expense.

(d)	Lessee shall deliver to Lessor, within ten (10) days following installation of each Lessee Alteration, (w) accurate, reproducible as-built plans, (x) proof of final inspection and approval by all governmental authorities, (y) complete lien waivers for all costs of the Lessee Alteration, and (z) a copy of a recorded notice of completion.

10.03 Lessor shall have the right to inspect all Lessee Alterations. Lessee shall pay to Lessor a fee equal to 5% of total project cost up to $50,000 and 2.5% thereafter, to compensate Lessor for review of plans, inspection of work, and other activities regarding any Lessee Alterations. Approval of any plans or inspection of any work is for the sole benefit of Lessor and is not a representation by Lessor that any work is suitable or complies with applicable requirements. Lessor’s approval of any Lessee Improvements and Lessee Alterations and/or Lessor’s approval or designation of any general contractor, subcontractor, supplier or other project participant will not create any liability whatsoever on the part of Lessor.

10.04 Lessee shall pay all costs of Lessee Alterations as and when due. Lessee shall not allow any lien to be filed. Lessee shall obtain advance lien waivers and third-party beneficiary agreements from all contractors, subcontractors, suppliers, and others providing equipment, labor, materials, or services, in the form required by Lessor. If any lien is filed, then, without waiver of any other right or remedy, Lessor shall have the right to cause such lien to be removed by any means allowed by law, including bond, deposit, and/or payment of the underlying claim. All sums expended by Lessor in connection with such lien and/or its removal, including attorney fees, shall be immediately due from Lessee to Lessor, together with interest at the rate of 12%.

10.05 All Lessee Improvements and Lessee Alterations are part of the realty and belong to Lessor. Lessee shall be solely responsible to insure all Lessee Alterations and to restore the same following any casualty. As a condition of Lessor consenting to any Lessee Improvements or Lessee Alterations, Lessor reserves the right, at any time to elect to make Lessee the owner of all or any specified part of the Lessee Improvements or Lessee Alterations and/or to require Lessee, upon termination of this Lease, to remove none, all, or part of the same at its sole cost and expense. The provisions of this Paragraph shall survive the termination of this Lease.

10.06 Notwithstanding any other provision of this Lease, Lessee shall remove, at or prior to the expiration or termination of this Lease, at its expense, all wiring and cabling installed at the Premises which shall have been installed by Lessee or which Lessor shall have installed pursuant to this Lease or at the request of Lessee. Such wiring and cabling shall include but not be limited to (a) wiring and cabling above the ceiling panels, behind or within walls, and under or within floors, (b) wiring and cabling for voice, data, security or other purposes, (c) wiring and cabling installed pursuant to this Paragraph 10, pursuant to Exhibit B, or otherwise, and (d) all related installations, equipment and items whatsoever.

11.	Repairs

11.01 Subject to Paragraph 11.02 below, Lessee shall, at all times and at its sole cost and expense, keep all parts of the Premises (including Lessee Improvements and Lessee Alterations) in good order, and in a neat, clean and safe condition. If Lessee does not perform required maintenance, Lessor shall have the right, without waiver of Default nor of any other right or remedy, to perform such obligations of Lessee on Lessee’s behalf, and Lessee will reimburse Lessor for any costs incurred immediately upon demand.

11.02 Lessor shall perform all repairs required in the Premises. All costs incurred by Lessor in making such repairs shall be Operating Expenses; provided, Lessee shall reimburse Lessor for 100% of any such costs incurred by Lessor (a) due to the act or omission of Lessee (including but not limited to clogging of plumbing, stain removal, and repair of damage to the Premises), or (b) for repairs or maintenance in excess of or other than routine Building standard repairs and maintenance as determined by Lessor in its reasonable discretion (for example, maintenance of any above standard dedicated HVAC unit, repair of built-in appliances, or periodic replacing of above standard light bulbs).

12.	Insurance

12.01 Lessee will not do or permit anything to be done within or about the Premises or the Property which will increase the existing rate of any insurance on any portion of the Property or cause the cancellation of any insurance policy covering any portion of the Property. Lessee will, at its sole cost and expense, comply with any requirements of any insurer of Lessor.

12.02 Lessee agrees to maintain policies of insurance described in this Paragraph. Lessor reserves the right, from time to time, to require additional coverage’s (including, for example, flood insurance, if the Premises is located in a flood hazard zone), and/or to require higher amounts of coverage’s. Any additional and/or higher must conform to reasonable industry standards. No insurance policy of Lessee shall have a deductible greater than $50,000.

(a)	Workers’ Compensation	Statutory Requirements
	Employer’s Liability	Not less than $1,000,000.00

(b)	Commercial General Liability	Not less than $1,000,000.00

	Combined single limit per occurrence this location	Not less than $2,000,000.00 aggregate

The Commercial General Liability policies shall insure on an occurrence and not a claims-made basis and cover the Premises, Project and Property. Such policies shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury, advertising injury and liability assumed under an insured contract (specifically insuring performance of the indemnity obligations of Lessee hereunder); such policies shall not be excess.

(c)	Automobile Liability single limit including property damage	Not less than $300,000.00 combined

(d)	“Causes of Loss — Special Form” coverage including endorsements for flood coverage, earthquake sprinkler leak coverage, and such endorsements and supplemental as Lessor may require from time to time. This insurance coverage must be upon the Premises and all property owned by Lessee, for which Lessee is legally liable, which Lessee is obligated to repair and restore hereunder, and/or which was installed at the expense of or at the request of Lessee, including but not limited to, any Lessee Improvements, Lessee Alterations, furniture, fixtures, equipment, installations and any other personal property of Lessee, in an amount not less than their full replacement value. All proceeds of this insurance shall only be used for the repair and replacement of property so insured; Lessee hereby assigns to Lessor all its rights to receive any proceeds of such insurance policies attributable to any Lessee Improvements and Lessee Alterations if this Lease is terminated due to damage or destruction.

The limits of the insurance coverage required under this Lease will not limit the liability of Lessee nor relieve Lessee of any obligation hereunder. All insurance to be carried by Lessee will be primary to, and non-contributory with, Lessor’s insurance, and contain cross-liability endorsements and will in addition to the above coverage specifically insure Lessor against any damage or loss that may result either directly or indirectly from any default of Lessee under Paragraph 14 (Hazardous Materials) herein. Any similar insurance carried by Lessor will be considered excess insurance only.

12.03 Lessee will name Lessor (and, at Lessor’s request, any mortgagee) and Lessor’s agents as additional insured’s on all insurance policies required of Lessee under this Lease, other than Worker’s Compensation, Employer’s Liability, Automobile Liability, and Fire and Extended coverage (except on Lessee Improvements or Lessee Alterations to the Premises for which Lessor shall be named an additional insured) insuring Lessor and such other additional insured’s regardless of any defenses the insurer may have against Lessee and regardless of whether the subject claim is also made against Lessee. All insurance policies carried by Lessee will permit the insured, prior to any loss, to agree with a third party to waive any claim it might have against said third party without invalidating the coverage under the insurance policy, and will release Lessor (and Lessor’s affiliates and subsidiaries, and all officers, partners, directors, and employees of Lessor and/or of any such subsidiary or affiliate), from any claims for damage to any person, to the Property of which the Premises are a part, any existing improvements, Lessee Improvements and Lessee Alterations to the Premises, and to any furniture, fixtures, equipment, installations and any other personal property of Lessee caused by or resulting from, risks which are to be insured against by Lessee under this Lease, regardless of cause.

12.04 Lessee will deliver to Lessor (and, at Lessor’s request, to any mortgagee or to any other third party), simultaneously with its execution of this Lease and thereafter at least thirty (30) days prior to expiration, cancellation or change in insurance, certificates of insurance evidencing, at a minimum, the coverage specified in Paragraph 12.02. All such certificates shall be in form and substance satisfactory to Lessor, shall affirmatively demonstrate all and requirements set forth in this Lease, shall contain no disclaimers of coverage, and shall include a firm and unconditional obligation to give to Lessor at least 10 days’ prior written notice prior to cancellation or change in any coverage. All insurance required hereunder will be with companies licensed and authorized to do business in the state in which the Property is located and holding a “General Policyholders Rating” of “A VIII” or better, as set forth in the most current Best’s Insurance Guide.

12.05 Lessor will secure and maintain insurance coverage in such limits as Lessor may deem reasonable in its reasonable judgment to afford Lessor adequate protection. The premiums for such coverage are “Insurance Premiums” under Paragraph 4.03C above. Any proceeds of such insurance shall be the sole property of Lessor to use as Lessor determines. Lessor makes no representation that the insurance policies and coverage amounts specified to be carried by Lessee or Lessor under the terms of this Lease are adequate to protect Lessee. Lessee will provide, at its own expense, all insurance as Lessee deems adequate to protect its interests.

12.06 Without limiting the effect of any other waiver of or limitation on the liability of Lessor set forth herein, and except as provided in Paragraph 13 and/or Paragraph 14 below, neither Lessor nor Lessee shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) for any loss of or damage to tangible property due to casualty regardless of negligence. For purposes of this Paragraph 12.06, “Lessor” shall include Lessor’s affiliates and subsidiaries, and all officers, partners, directors, and employees of Lessor or of any such subsidiary or affiliate.

13.	Waiver of Claims and Indemnification

Lessee waives all claims against Lessor for any damage to any property in or about the Property, for any loss of business or income, and for injury to or death of any persons, regardless of the cause of any such loss or event or time of occurrence, except loss, injury or death caused by Lessor’s gross negligence or willful misconduct. Lessee will indemnify, protect, defend and hold harmless Lessor from and against all claims, losses, damages, causes of action, costs, expenses and liabilities, including legal fees, arising out of Lessee’s occupancy of the Premises or presence on the Property, the conduct of Lessee’s business, any Default by Lessee, and/or any act, omission or neglect of Lessee, its agents, contractors, employees, suppliers, licensees or invitees. For purposes of this Paragraph 13, “Lessor” shall include also Lessor’s affiliates and subsidiaries, and all officers, partners, directors, and employees of Lessor or of any such subsidiary or affiliate.

14.	Hazardous Materials

14.01 “Hazardous Materials” will mean any substance commonly referred to, or defined in any Law, as a hazardous material or hazardous substance (or other similar term), including but not be limited to, chemicals, solvents, petroleum products, flammable materials, explosives, asbestos, urea formaldehyde, PCB’s, chlorofluorocarbons, Freon or radioactive materials. Lessee will not cause or permit any Hazardous Materials to be brought upon, kept, stored, discharged, released or used in, under or about any portion of the Property by Lessee, or its agents without the prior written consent of Lessor, which consent may be withheld or conditioned in Lessor’s sole discretion; provided, Lessee may bring into the Premises small amounts of Hazardous Materials (such as cleaning products and copy toner) which are readily available to Lessee by unregulated retail purchase if the same are necessary in Lessee’s normal business operations. If Lessee brings any Hazardous Materials to the Premises or Property, with or without the prior written consent of Lessor (without waiver of the requirement of prior written consent), Lessee shall: (1) use such Hazardous Material only as is reasonably necessary to Lessee’s business, in small, properly labeled quantities; (2) handle, use, keep, store, and dispose of such Hazardous Material using the highest accepted industry standards and in compliance with all applicable Laws; (3) maintain at all times with Lessor a copy of the most current MSDS sheet for each such Hazardous Material; and (4) comply with such other rules and requirements Lessor may from time to time impose. Upon expiration or earlier termination of this Lease, Lessee will, at Lessee’s sole cost and expense, cause all Hazardous Materials brought to the Premises or the Property by Lessee, its agents, contractors, employees, suppliers, licensees or invitees, to be removed from the Property in compliance with any and all applicable Laws.

14.02 If Lessee or its agents violate the provisions of this Paragraph 14, or performs any act or omission which contaminates or expands the scope of contamination of the Premises, the Property, or any part thereof, the underlying groundwater, or any property adjacent to the Property, then Lessee will promptly, at Lessee’s expense, take all investigatory and/or remedial action (collectively called “Remediation”) that is necessary to fully clean up, remove and dispose of such Hazardous Materials and any contamination so caused and shall do so in compliance with any applicable Laws. Lessee will also repair any damage to the Premises and any other affected portion(s) of the Property caused by such contamination and Remediation.

14.03 Lessee shall immediately provide to Lessor written notice of any investigation or claim arising out of the use by Lessee of Hazardous Materials at the Property or the violation of any provision of this Paragraph 14 and shall keep Lessor fully advised regarding the same. Lessee shall provide to Lessor all reports regarding the use of Hazardous Materials by Lessee at the Property and any incidents regarding the same, regardless of whether any such documentation is considered by Lessee to be confidential. Lessor retains the right to participate in any legal actions affecting the Property involving Hazardous Materials.

14.04 Lessee will indemnify, protect, defend and forever hold Lessor, its lenders and ground lessor, if any, and the Premises, the Property, or any portion thereof, harmless from any and all damages, causes of action, fines, losses, liabilities, judgments, penalties, claims, and other costs arising out of any failure of Lessee to observe any covenants of this Paragraph 14 of this Lease. All provisions of this Paragraph 14 shall survive the expiration of this Lease and any termination of this Lease or of Lessee’s right of possession. For purposes of this Paragraph 14.04, “Lessor” shall include also Lessor’s affiliates and subsidiaries, and all officers, partners, directors, and employees of Lessor or of any such subsidiary or affiliate.

15.	Lessor’s Access

Lessor, its agents, contractors, consultants, servants and employees, will have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times upon reasonable notice to examine the Premises, perform work in the Premises, show the Premises, exercise any right or remedy, or for any other purpose. For each of these purposes, Lessor will at all times have and retain any necessary keys. Lessee will not alter any lock or install new or additional locks or bolts on any door in or about the Premises without obtaining Lessor’s prior written approval and will, in each event, furnish Lessor with a new key. Access by Lessor will not give Lessee the right to terminate this Lease, and will be without abatement of rent or liability on the part of Lessor.

16.	Damage or Destruction

16.01 If the Premises is damaged or destroyed by fire or other casualty, Lessee will immediately give written notice to Lessor of the casualty. Lessor will have the right to terminate this Lease following a casualty if any of the following occur by giving notice to Lessee within sixty (60) days of the casualty: (i) insurance proceeds actually paid to Lessor and available for use are not sufficient to pay the full cost to fully repair the damage; (ii) Lessor determines that the Premises or the Building cannot be fully repaired within 180 days; (iii) the Premises are damaged or destroyed within the last twelve (12) months of the Lease Term; (iv) Lessee is in Default of this Lease at the time of the casualty; (v) Lessor would be required under this Lease to abate or reduce Lessee’s rent for a period in excess of six (6) months if the repairs were undertaken; or (vi) the Project, or the Building in which the Premises is located, is damaged such that the cost of repair of the same would exceed 10% of the replacement cost of the same. If Lessor elects to terminate this Lease, Lessor will be entitled to retain all applicable Lessee insurance proceeds excepting those attributable to Lessee’s furniture, fixtures, equipment, and any other personal property.

16.02 If this Lease is not terminated pursuant to Paragraph 16.01, Lessor will repair the Premises and this Lease shall continue. The repair obligation of Lessor shall be limited to repair of the Premises excluding any Lessee Improvements, Lessee Alterations, and any personal property and trade fixtures of Lessee. During the period of repair, rent will be abated or reduced in proportion to the degree to which Lessee’s use of the Premises is impaired, as determined by Lessor, not to exceed the total amount of rent loss insurance proceeds, directly attributable to Lessee’s Premises, Lessor has received. However, rent will not be abated if Lessee or any of its agents is the cause of the casualty.

17.	Transfer (Assignment/Subletting)

17.01 Lessee will not, voluntarily or by operation of law, assign, sell, convey, sublet or otherwise transfer all or any part of Lessee’s right or interest in this Lease, or allow any other person or entity to occupy or use all or any part of the Premises (collectively called “Transfer”) without first obtaining the written consent of Lessor which may be withheld or conditioned by Lessor in its reasonable discretion. Any Transfer without the prior written consent of Lessor shall be void. Without limiting the generality of the definition of “Transfer,” it is agreed that each of the following shall be deemed a “Transfer” for purposes of this Paragraph: (a) an entity other than Lessee becoming the tenant hereunder by merger, consolidation, or other reorganization; and (b) a transfer of any ownership interest in Lessee (unless Lessee is an entity whose stock is publicly traded). Lessee shall provide to Lessor all information requested by Lessor concerning a Transfer. If Lessor has not granted consent in writing to a Transfer within thirty (30) days of Lessee’s request hereunder and delivery of all such information, Lessor will be deemed to have rejected Lessee’s request. In no event shall Lessee mortgage, encumber, pledge or assign for security purposes all or any part of its interest in this Lease. Notwithstanding the foregoing, Lessee may assign this Lease or sublease the Premises, in whole or in part, without the express written consent of

Lessor to: (i) any corporation into which or with which Lessee has merged or consolidated; (ii) any parent, subsidiary, successor, or affiliated corporation of Lessee; (iii) any corporation which acquires all or substantially all of the assets or issued and outstanding shares of capital stock of Lessee; (iv) any partnership, the majority interest of which shall be owned by the parent of Lessee; provided the resulting entity from such merger or consolidation or the transferee, other than a parent, subsidiary or affiliated corporation of Lessee, from any such acquisition, shall have a net worth not less than Lessee’s prior to the merger, consolidation, or acquisition; and provided further any such assignee or successor shall agree in writing to assume and perform all of the terms and conditions of this Lease on Lessee’s part to be performed from and after the effective date of such assignment or subletting, so long as the resulting entity’s use of the Premises does not violate any provision of this Lease or any applicable governmental law, rule or regulation.

17.02 In the event Lessor consents to a Transfer, the Transfer will not be effective until Lessor receives a fully executed agreement regarding the Transfer, in a form and of substance acceptable to Lessor, any documents or information required by such agreement (including any estoppel certificate and any subordination agreement required by any lender of Lessor), an amount equal to all attorneys fees and other expenses of Lessor incurred in connection with the Transfer, and a Transfer fee in an amount determined by Lessor (a minimum fee of $250 is payable). Lessee agrees to pay to Lessor an amount equal to all attorneys’ fees and other expenses incurred by Lessor related to a request for consent to Transfer regardless of whether such consent is granted and regardless of whether the Transfer is consummated.

17.03 Fifty percent (50%) of any consideration paid to Lessee solely for assignment of this Lease, less any reasonable brokerage commission and reasonable tenant improvements paid by Lessee with respect to such assignment, shall be immediately paid to Lessor. In the event of a sublease of all or a portion of the Premises, fifty percent (50%) of all rents payable by the subtenant in excess of rents payable hereunder (allocated on a per square foot basis in the event of a partial sublease) shall be immediately due and payable to Lessor; provided, excess rental shall be calculated taking into account straight-line amortization, without interest, of any reasonable brokerage commission less any reasonable tenant improvements paid by Lessee in connection with the subject sublease transaction.

17.04 Lessor may, within thirty (30) days after submission of Lessee’s written request for Lessor’s consent to a Transfer, terminate this Lease (or, as to a partial subletting, terminate this Lease as to the portion of the Premises proposed to be sublet) as of the date the proposed Transfer was to be effective. If Lessor terminates this Lease as to only a portion of the Premises, then (a) this Lease shall cease as to such portion of the Premises, (b) Lessee shall pay to Lessor all Base Rent and other amounts accrued through the termination date relating to the portion of the Premises covered by the proposed Transfer (allocated on an equitable basis determined by Lessor), and (c) Lessee shall execute, upon request of Lessor, an amendment hereto setting forth matters related to such partial termination. Lessor may physically separate the recaptured portion of the Premises and lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Lessee.

17.05 Regardless of whether consent by Lessor is granted in connection with any Transfer, no Transfer shall release Lessee from any obligation or liability hereunder; Lessee shall remain primarily liable to pay all rent and other sums due hereunder to Lessor and to perform all other obligations hereunder. Similarly, no Transfer, with or without the consent of Lessor, shall release any guarantor from its obligations under its guaranty. Upon any assignment or sublease, any rights, options or opportunities granted to Lessee hereunder to extend or renew the Lease Term, to shorten the Lease Term, or to lease additional space shall be null and void.

18.	Default

Time is of the essence in the performance of all covenants of Lessee. Lessee will be in Default if any of the following events occurs:

18.01 Lessee fails to make within five (5) days of when due, any payment of Base Rent, Additional Rent, or any other monetary payment required to be made by Lessee herein and Lessee does not cure such failure within three (3) days after Lessor gives written notice of such failure to Lessee; provided, if Lessor has given such a written notice with respect to two (2) payments due in any calendar year, then the failure by Lessee to pay any other payment due in such calendar year, on or before the date when first due, shall be a Default hereunder without any written notice from Lessor and without any grace or cure period. Notwithstanding the foregoing, Lessee shall not be in default of this Lease the first time in a twelve (12) month period that Lessee fails to pay rent when due so long as Lessee pays such overdue rent within five (5) days of written notice from Lessor that such overdue amount is due.

18.02 Lessor discovers that any representation or warranty made by Lessee or any guarantor was materially false when made or that any financial statement of Lessee or of any guarantor of this Lease given to Lessor was materially false.

18.03 Lessee makes any general arrangement or assignment for the benefit of creditors, becomes a “debtor” in a bankruptcy proceeding, is unable to pay its debts or obligations as they occur, or has an attachment, execution or other seizure of substantially all of its assets located at the Property or its interest in this Lease.

18.04 Lessee fails to observe, perform or comply with any of the non-monetary terms, covenants, conditions, provisions or rules and regulations applicable to Lessee under this Lease other than as specified above in this Paragraph 18; provided, if such failure is a curable failure, then such failure shall not be a “Default” unless Lessee does not cure such failure as soon as practicable possible but in no event later than thirty (30) days following written notice of such failure from Lessor; provided, however, that if said default cannot be cured within said thirty (30) day period using reasonable diligence, no Default shall be deemed to have occurred if Lessee commences action to cure the Default within said thirty (30) day period and diligently pursues a cure thereafter.

18.05 Any guarantor becomes insolvent, becomes a “debtor” in a bankruptcy proceeding, fails to perform any obligation under its guaranty, or attempts to revoke its guaranty.

19.	Remedies of Lessor

19.01 If Lessee fails to perform any duty or obligation of Lessee under this Lease, Lessor may at its option, without waiver of Default nor any other right or remedy, perform any such duty or obligation on Lessee’s behalf. The costs and expenses of any such performance by Lessor will be immediately due and payable by Lessee upon receipt from Lessor of the reimbursement amount required.

19.02 Upon a Default, with or without notice or demand, and without limiting any other of Lessor’s rights or remedies, Lessor may:

(a)	Terminate this Lease and/or terminate Lessee’s right to possession of the Premises. Upon any such termination, Lessee will immediately surrender possession of the Premises to Lessor. On termination of this Lease or Lessee’s right of possession, Lessor will be entitled to recover from Lessee: (i) the worth at the time of the award of the unpaid rent which had been earned at the time of the termination; (ii) the worth at the time of the award of the amount by which the unpaid rents which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been avoided; (iii) the worth at the time of the award of the amount by which the unpaid rents for the balance of the Lease Term after the time of award exceeds the amount of such rental loss for such period that Lessee proves could be reasonably avoided; and (iv) the worth at the time of the award of any other amount necessary to compensate Lessor for all the damage proximately caused by Lessee’s failure to perform its obligations under this Lease, including specifically the unamortized portion of all brokerage commissions paid in connection with this Lease and all costs of Lessor’s Work (amortized without interest on a straight line basis over the initial Lease Term), and reimbursement of any free rent, deferred rent or other Lease execution inducement. The expiration or termination of this Lease, and/or the termination of Lessee’s right to possession, will not release Lessee from any liability under this Lease.

(b)	Continue the Lease and Lessee’s right to possession and recover rent as it becomes due. Acts of maintenance or preservation, efforts to relet the Premises, removal or storage of Lessee’s personal property or the appointment of a receiver to protect Lessor’s interest under this Lease, will not constitute a termination of Lessee’s right to possession.

(c)	Pursue any other remedy now or hereafter available to Lessor under the laws or judicial decisions of the state wherein the Premises are located.

19.03 The “worth at the time of award” referred to in Paragraph 19.02(a)(i), 19.02(a)(ii), and 19.02(a)(iv) will additionally include interest computed by allowing interest at the rate of 12% per annum (or, if lower, at the maximum rate allowed by law). The “worth at the time of award” referred to in Paragraph 19.02(a)(iii) will be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco in effect at the time of award, plus one percent (1%).

19.04 No right or remedy conferred upon or reserved to Lessor in this Lease is intended to be exclusive of any right or remedy granted to Lessor by statute or common law, and each and every such right and remedy will be cumulative.

20.	Condemnation

If any portion of the Premises or any portion of the Building in which the Premises is located, or any portion of the Property which would substantially interfere with Lessor’s ownership, or Lessor’s or Lessee’s ability to conduct business is taken for any public or quasi-public purpose by any governmental authority, including but not limited to, by exercise of the right of appropriation, inverse condemnation, condemnation or eminent domain, or sold in lieu of such taking, Lessor, at its option, may terminate this Lease without recourse by Lessee. If this Lease is not terminated, Lessor will promptly proceed to restore the Premises and/or any portion of the Property used in common by all lessees to substantially the same condition as prior to such taking allowing for any reasonable effects of such taking. Should a portion of the Premises be taken in a case where Lessor does not exercise its right to terminate this Lease, Lessor will abate the rent corresponding to the term during which, and to the part of the Premises which, Lessee is deprived on account of such taking. Any award for any taking or payment made in lieu of exercise of such power will be the property of Lessor, whether such award be made as compensation for diminution of value of the leasehold or for the taking of the fee, or as severance damages; however, Lessee will be entitled to any compensation, separately awarded to Lessee for Lessee’s relocation expenses.

21.	Estoppel Certificate

Lessee will execute and deliver to Lessor, within ten (10) days after written request from Lessor, a written Estoppel Certificate in form prepared by Lessor certifying: (i) that this Lease is unmodified and in full force and effect (or, if modified, specifying each such modification); (ii) the Commencement Date and expiration of the Lease Term; (iii) the absence or status of any rights of Lessee to renew, extend, or otherwise alter the Lease Term or to lease additional space or alter the definition of the Premises; (iv) the date to which rent and any other charges are paid in advance, if any; (v) that there are not, to Lessee’s knowledge, any uncured Defaults on the part of Lessor, or stating the nature of any uncured Defaults; (vi) the current Base Rent amount and the amount and form of the Security Deposit on deposit with Lessor; (vii) that Lessor has completed any promised improvements to the Premises and paid any promised improvement allowance (or detailing any work to be performed or allowance to be paid); and (viii) any other information requested, including but not limited to, any requested information regarding Hazardous Materials. Any such Estoppel Certificate may be relied upon by Lessor, and also by any actual or prospective buyer or lender of the Property and any other third party designated by Lessor (the “Beneficiaries”). If Lessee fails to execute and deliver such Estoppel Certificate within such ten (10) day period, then without waiver of Default or of any other right or remedy of Lessor, Lessor shall have the right to deliver to the Beneficiaries a completed Substitute Estoppel Certificate regarding this Lease certifying the matters which Lessee was requested to certify in the Estoppel Certificate. A notice enclosing a copy of the Substitute Estoppel Certificate shall be simultaneously sent to Lessee. Each statement in the Substitute Estoppel Certificate shall be deemed true, and shall be binding upon Lessee, unless Lessee provides, within five (5) days of the receipt of Lessor’s notice, written notice addressed to Lessor and the Beneficiaries disagreeing with such statement on specific grounds. Lessee shall defend and indemnify Lessor regarding any claim that a statement in the Substitute Estoppel Certificate to which Lessee did not so disagree is inaccurate.

22.	Notices

All communications and notices required under this Lease shall be in writing and shall be addressed to the respective address of the receiving party set forth in Paragraph 1 above. All notices to Lessee shall be given by reputable overnight courier, U. S. mail (First Class, postage prepaid), or hand delivery, and shall be deemed received (i) if mailed, on the earlier of actual receipt or three (3) days after such mailing, (ii) one business day following delivery by Lessor to such an overnight courier, or (iii) upon hand delivery. Any notice to Lessee may also be given by posting at the Premises and shall be effective upon such posting. Notices to Lessor shall be sent to Lessor by U. S. mail, postage prepaid, registered or certified mail with return receipt requested to the address indicated in Paragraph 1 and shall be deemed received five (5) days after such mailing. At any time during the Lease Term, Lessor or Lessee may specify a different Notice Address by providing written notification to the other.

23.	Holdover

If Lessee remains in possession of all or any part of the Premises with Lessor’s prior written consent after the expiration or termination of this Lease or of Lessee’s right to possession, such possession will constitute a month-to-month tenancy which may be terminated by either Lessor or Lessee upon thirty (30) days written notice and will not constitute a renewal or extension of the Lease Term. If Lessee remains in possession after such expiration or termination without Lessor’s prior written permission, such possession will constitute a tenancy-at-will terminable upon forty-eight (48) hours’ notice by Lessor and will not constitute a month-to-month tenancy nor a renewal or extension of the Lease Term. In the event of a month-to-month tenancy or tenancy-at-will under this Paragraph, Lessee’s Base Rent will be two hundred percent (200%) of the Base Rent payable during the last month of the Lease Term, any other sums due under this Lease will be payable in the amounts and at the times specified in this Lease, and all options, rights of refusal, expansions and/or renewals shall be null and void. Any tenancy under this Paragraph will be subject to every other term, condition and covenant contained in this Lease. Lessee agrees to defend, indemnify and hold Lessor harmless from any claim or cause of action arising out of related to the failure of Lessee to surrender possession of the Premises to

Lessor upon the expiration of this Lease or upon any such termination. Notwithstanding the foregoing, Lessee shall have the option to holdover for a period of up to three (3) months following the expiration of the lease term at 115% of the last rent due under the terms of the lease. Lessee shall be required to provide Lessor one-hundred eighty (180) days notice prior to lease the lease expiration date.

24.	Default by Lessor; Limitation of Liability; Real Estate Investment Trust

24.01 In the event Lessor fails to perform any obligation required to be performed under this Lease, Lessee will notify Lessor in writing of such failure. Lessor shall not be deemed in Lessor Default hereunder unless and until such notice is actually received by Lessor and Lessor fails within thirty (30) days of receipt of such notice to commence to make a good faith effort to cure the failure or thereafter ceases to pursue such cure to completion.

24.02 The obligations of Lessor under this Lease shall be binding only on the undersigned Lessor and not upon any of its subsidiaries or affiliates nor upon any partners, investors, trustees, directors, officers, employees, agents, shareholders, advisors or managers of Lessor in their individual capacities. With respect to any obligations of Lessor to Lessee under this Lease and with respect to any liabilities arising at the Property, Lessee’s sole and exclusive remedy shall be a claim against the undersigned Lessor.

24.03 In consideration of the benefits accruing hereunder, Lessee on behalf of itself and all of its Transferees covenants and agrees that, in the event of any actual or alleged Lessor Default of this Lease or in the event of any other claim or cause of action by Lessee, Lessee’s recourse against Lessor for any monetary damages (over and above damages actually paid by available insurance, if any) will be limited to Lessor’s interest in the amount of equity Lessor would have in the Property if the Property were encumbered by debt in an amount equal to fifty percent (50%) of the value of the Property; calculations of equity shall be made as of the initial date Lessee notifies Lessor of the actual or alleged Default or other claim the Property. Any judgment against Lessor shall be satisfied only out of an offset against Rents and out of the Property; no other assets of Lessor shall be subject to levy, execution or other enforcement procedure for the satisfaction of any judgment by Lessee against Lessor. Any claims by Lessee against Lessor will be limited to actual damages only and will not, under any circumstances, include lost profits or consequential damages.

24.04 If Lessor is a real estate investment trust, and if Lessor in good faith determines that its status as a real estate investment trust under the applicable provisions of the Internal Revenue Code of 1986, as heretofore or hereafter amended, will be jeopardized because of any provision of this Lease, Lessor may require reasonable amendments to this Lease and Lessee shall not unreasonably withhold or delay its consent thereto, provided that such modifications do not in any way, (i) increase the obligations of Lessee under this Lease or (ii) adversely affect any rights or benefits to Lessee under this Lease. Lessor shall pay all reasonable costs incurred by Lessee, including without limitation, legal fees incurred for reviewing any such proposed modifications.

24.05 Lessee represents that, to its knowledge, no person or entity who is a significant indirect owner of Lessor, owns actually or constructively a 10% or more interest in Lessee. Lessee will promptly notify Lessor if it learns that any such ownership interest exists. Significant owners of Lessor at this time include Public Storage, Inc. and New York Common Retirement Fund.

24.06 Lessor and any successor Lessor have the right to sell the Property or any portion of it, or to assign its interest in this Lease, at any time and from time to time. Upon the sale or any other conveyance by Lessor of the Property, or a portion thereof which includes the Premises, Lessor will be released from all obligations and liability under this Lease arising out of any act, event, occurrence or omission occurring or existing after the date of such conveyance.

25.	Subordination

Without the necessity of any additional document being executed by Lessee for the purposes of effecting a subordination, and at the election of Lessor or any mortgagee or any ground lessor with respect to the land of which the Premises are a part, this Lease will be subject and subordinate at all times to: (i) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Property, and (ii) the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Property, ground leases or underlying leases, or Lessor’s interest or estate in any of said items is specified as security. Lessor or any mortgagee or ground lessor will have the right, at its election, to subordinate or cause to be subordinated any ground lessee or underlying leases or any such liens to this Lease. If Lessor’s interest in the Premises is acquired by any ground lessor or mortgagee, or in the event any proceedings are brought for the foreclosure of, or in the event of exercise of power of sale under, any mortgage or deed of trust made by Lessor covering the Premises, or in the event a conveyance in lieu of foreclosure is made for any reason, Lessee will, notwithstanding any subordination and upon the request of such successor in interest to Lessor, attorn to and become the Lessee of the successor in interest to Lessor and recognize such successor in interest as the Lessor under this Lease, provided Lessee’s interests hereunder shall not be disturbed so long as Lessee is not in Default hereunder. Lessee acknowledges that although this Paragraph is self-executing, Lessee covenants and agrees to execute and deliver, upon demand by Lessor and in the form requested by Lessor, or any other mortgagee or ground lessor, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground leases or underlying leases or the lien of any such mortgage or deed of trust, provided Lessee’s interests hereunder shall not be disturbed so long as Lessee is not in Default hereunder. Lessee agrees that any person or entity who acquires title to the Premises pursuant to a foreclosure of a deed of trust or mortgage, or deed in lieu thereof, or the termination of an underlying ground lease or master lease (a “Foreclosing Party”), even if such Foreclosing Party elects to have Lessee attorn to the Foreclosing Party under this Lease, shall not be (i) liable for any act or omission of any prior lessor or with respect to events occurring prior to its acquisition of ownership, (ii) subject to any offsets or defenses which Lessee might have against any prior lessor, (iii) bound by prepayment of more than one month’s rent, (iv) liable for any security deposit not actually received by such person or entity, (v) bound by any amendment or modification to this Lease not consented to in writing by the holder of the mortgage, deed of trust, ground lease or master lease or the Foreclosing Party, or (vi) liable for any obligation or liability accruing under this Lease after the Foreclosing Party assigns its interest under this Lease to a third party. Any such Foreclosing Party is expressly made a third party beneficiary of the foregoing provisions, and all other provisions of this Lease which are for the benefit of a Foreclosing Party, which rights shall survive a foreclosure of the deed of trust or mortgage.

26.	Force Majeure

Lessor will not be deemed in Lessor Default or have liability to Lessee, nor will Lessee have any right to terminate this Lease or abate rent or assert a claim of partial or constructive eviction, because of Lessor’s failure to perform any of its obligations under this Lease if the failure is due in part or in full to reasons beyond Lessor’s reasonable control. If this Lease specifies a time period for performance of an obligation by Lessor, that time period will be extended by the period of any delay in Lessor’s performance caused by such events as described herein.

27.	Miscellaneous Provisions

27.01 Whenever the context of this Lease requires, the word “person” shall include any entity, and the singular shall include the plural and the plural shall include the singular. If more than one person or entity is Lessee, the obligations of each such person or entity under this Lease will be joint and several. Without diminishing the provisions of Paragraph 17, the terms, conditions and provisions of this Lease will apply to and bind the heirs, successors, executors, administrators and assigns of Lessor and Lessee.

27.02 The captions and headings of this Lease are used for the purpose of convenience only and shall not be construed to interpret, limit or extend the meaning of any part of this Lease. This Lease contains all of the agreements and conditions made between Lessor and Lessee and may not be modified in any manner other than by a written agreement signed by both Lessor and Lessee. Any statements, promises, agreements, warranties or representations, whether oral or written, not expressly contained herein will in no way bind Lessor and Lessee expressly waives all claims for damages by reason of any statements, promises, agreements, warranties or representations, if any, not contained in this Lease. No provision of this Lease shall be deemed to have been waived by Lessor unless such waiver is in writing signed by a regional vice president or higher of Lessor or of Lessor’s management company, and no custom or practice which may develop between the parties during the Lease Term shall waive or diminish the Lessor’s right to enforce strict performance by Lessee of any terms of the Lease. No waiver by Lessor of a Default by Lessee of any term, covenant or condition of this Lease will be deemed a waiver of any other term, covenant or condition of this Lease, or of any subsequent Default by Lessee of the same or any other term, covenant or condition of this Lease. No delay or omission by Lessor to seek a remedy for any Lessee Default of this Lease shall be deemed a waiver by Lessor of its remedies or rights with respect to such Default. Additionally, regardless of Lessor’s knowledge of a Default at the time of such acceptance, the acceptance of rent or any other payment by Lessor will not constitute a waiver by Lessor of any Default by Lessee. The duties and warranties of Lessor are limited to those expressly stated in this Lease and do not and shall not include any implied duties or implied warranties, now or in the future. No representations or warranties have been made by Lessor other than those contained in this Lease. This Lease is governed and construed in accordance with the laws of the state in which the Premises are located, and venue of any legal action will be in the county where the Premises are located.

27.03 Time is of the essence for the performance of each term, condition and covenant of this Lease.

27.04 This Lease has been fully reviewed by both parties and shall not be strictly or adversely construed against the drafter. If any provision contained herein is determined to be invalid, illegal or unenforceable in any respect, then (a) such provision shall be enforced to the fullest extent allowed, and (b) such invalidity, illegality, or unenforceability will not affect any other provision of this Lease.

27.05 Lessee hereby agrees not to disclose any terms of this Lease without the prior written consent of Lessor. Lessee shall not record this Lease or any short form memorandum hereof.

27.06 The rights and obligations of the parties under this Lease shall survive the expiration of this Lease and the termination of this Lease and/or of Lessee’s right of possession.

27.07 Lessor and Lessee each warrant to the other that it has not dealt with any broker or agent in connection with this Lease, other than the person(s) listed in Paragraph 1 above. Lessor and Lessee each agree to indemnify the other against all costs, expenses, legal fees and other liability for commissions or other compensation claimed by any other broker or agent by reason of the act or agreement of the indemnifying party.

27.08 Lessee shall not permit or allow any activity in the Premises which will have an adverse effect on indoor air quality, including smoking and any remodeling activity or introduction of materials which would have such an effect. Lessor shall have the right, but not the obligation, to monitor indoor air quality within the Project. Lessee shall take such steps to protect and to improve indoor air quality as Lessor may request from time to time.

27.09 Lessor has no duty to provide security for any portion of the Project. To the extent Lessor elects to provide any security, Lessor is not warranting the effectiveness of any security personnel, services, procedures or equipment and Lessee shall not rely on any such personnel, services, procedures or equipment. Lessor shall not be liable for failure of any such security personnel, services, procedures or equipment to prevent or control, or to apprehend anyone suspected of, personal injury or property damage in, on or around the Project.

27.10 The grant of any consent or approval required from Lessor under this Lease shall be proved only by proof of a written document signed and delivered by Lessor expressly setting forth such consent or approval. Unless otherwise specified herein, any such consent or approval may be withheld in Lessor’s sole discretion. Any consent may be issued subject to conditions determined by Lessor, in its sole discretion. Notwithstanding any other provision of this Lease, the sole and exclusive remedy of Lessee for any alleged or actual improper withholding, delaying or conditioning of any consent or approval by Lessor shall be the right to specifically enforce any right of Lessee to require issuance of such consent or approval on conditions allowed by this Lease; in no event shall Lessee have the right to terminate this Lease, to collect monetary damages, or to pursue any other remedy for any actual or alleged improper withholding, delaying or conditioning of any consent or approval, regardless of whether this Lease requires that such consent or approval not be unreasonably withheld, conditioned or delayed.

27.11 Lessee agrees to abide by, keep and observe all Rules and Regulations set forth in Exhibit “D” and all additions and amendments to the same of which Lessor provides written notice to Lessee. Lessor will not be responsible to Lessee for any nonperformance by any other lessee, occupant or invitee of the Property of any said Rules and Regulations.

27.12 Lessee will not place any signage on or about the Property, or on any part thereof, without the prior written consent of Lessor which Lessor may withhold or condition in its sole discretion. All Lessee signage will comply with the terms and conditions of this Lease, the sign criteria set forth in Exhibit “C” and Exhibit “D,” or other criteria which Lessor may establish from time to time.

27.13 Lessee will not vacate or abandon the Premises, or permit the Premises to remain unoccupied for any period longer than fifteen (15) consecutive days any time during the Lease Term. If Lessee abandons, vacates, or surrenders the Premises, or is dispossessed by process of law, or otherwise, any personal property belonging to Lessee left in or about the Premises will, at the option of Lessor, be deemed abandoned and may be disposed of by Lessor at the expense and risk of Lessee.

27.14 In the event any party to this Lease initiates litigation to enforce the terms of this Lease or to declare rights under this Lease, the prevailing party will be entitled to collect its reasonable attorneys fees shall include all attorneys fees incurred at and in preparation for discovery, arbitration, trial, appeal and review, including deposition attorney’s fees. This attorney’s fee provision shall also apply to all litigation and other proceedings in Bankruptcy Court.

27.15 Submission of this document for examination and signature by Lessee is not an offer to lease and does not create a reservation or option to lease. This document will become effective and binding only upon full execution and delivery by both Lessee and Lessor.

27.16 OPTION TO RENEW LEASE

Provided Lessee is not in Default of the Lease at the time it exercises this option and has not been in Default during any other period of the Lease Term that has not been cured, Lessee is hereby granted one option to renew this Lease for an additional five (5) years at the Base Rent rate then in effect for comparable space in the market at the effective date of the commencement of such renewal term, but not less than the last monthly rental amount payable by Lessee prior to commencement of such renewal term. Such leasing for the renewal term shall be, at the election of Lessor, on the same terms and conditions as set forth in this Lease or on the terms and conditions of the standard lease form then used by Lessor with respect to the Project. The within option shall be exercised by Lessee, if at all, by written notice given no sooner than twelve (12) full calendar months and no later than eight (8) full calendar months prior to the expiration of the Lease Term; Lessee shall include with such notice a complete set of current financial statements of Lessee and all guarantors.

In the event Lessor and Lessee are unable to agree as to the Base Rent rate applicable to such renewed term within thirty (30) days of Lessee’s exercise of its option to renew, both parties agree to mediate their disagreement. If mediation does not resolve the disagreement in fair market value, Lessee shall have the option to refer the matter to an MAI certified appraisal procedure to determine the Base Rent rate. Lessor and Lessee shall appoint an MAI certified appraiser, such appraiser shall determine the current market rent (to be not less than the minimum rent set forth above in this Section) and such determination shall be binding upon Lessor and Lessee. Lessor and Lessee shall each pay one-half of the fees and costs of such appraiser.

Upon determination of the Base Rent rate, Lessor shall deliver to Lessee either an amendment to this Lease renewing the Lease Term, or a new lease for the renewal term based upon the form of the standard lease then used by Lessor with respect to the Project. Lessee shall execute and deliver the submitted document to Lessor within ten (10) days accompanied by payment of the amount of money which, when added to any existing Security Deposit, shall increase the Security Deposit amount to a sum which bears the same relationship to the renewal Base Rent as the original Security Deposit bears to the Base Rent with respect to the initial Lease Term.

Notwithstanding any provision hereof, during the thirty (30) day period allowed for the parties to agree upon the renewal Base Rent rate, Lessor shall have the right to rescind the exercise of the renewal option by written notice in the event Lessor determines, in its reasonable discretion, that the financial statements delivered by Lessee with the renewal notice are not satisfactory to Lessor.

The rights of Lessee under this Paragraph are not assignable separately from this Lease. Such rights of Lessee shall terminate upon: (a) any assignment, sublease, or other Transfer, and/or (b) any monetary default and/or (c) any termination of this Lease or of Lessee’s right of possession hereunder; provided, however, in the event Lessee shall have exercised this renewal option and Lessor subsequently terminates this Lease or Lessee’s right of possession hereunder for Default, the damages to which Lessor shall be entitled shall include damages with respect to the renewal term.

27.17 Mediation First

Any disputes under the Lease, after first attempting to be resolved through mediation, including with respect to the determination of Additional Rent and/or Fair Market Rent, shall be resolved by binding arbitration under the rules of the Arbitration Service of Portland, or such other procedures as shall be mutually agreed upon between Lessor and Lessee, as set for the in the lease. Pending the final determination of any dispute, Lessee shall pay the last Base Rent amount due under the Initial Term and make up any shortfall immediately after final determination of Fair Market Rent.

27.18 The following Exhibits are attached to this Lease and by this reference made a part hereof: “A-1”, “A-2”, “A-3”, “A-4”, “B”, “C”, and “D”.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease as of the Lease Execution Date.

THIS LEASE, WHETHER OR NOT EXECUTED BY LESSEE, IS SUBJECT TO ACCEPTANCE BY LESSOR, ACTING BY ITSELF OR BY ITS AGENT BY THE SIGNATURE ON THIS LEASE OF ITS SENIOR VICE PRESIDENT, VICE PRESIDENT, REGIONAL MANAGER OR DIRECTOR OF LEASING.

LESSOR:	LESSEE:

PS Business Parks, L.P. A California Limited Partnership By PS Business Parks, Inc. Its General Partner	Digimarc Corporation A Delaware Corporation

/s/ Coby A. Holley	/s/ Paul R. Gifford
By: Coby A. Holley, Vice President	By: Paul R. Gifford, President & COO

Date: 3-24-04	Date: March 22, 2004

Lease Execution Date

Lessor Fed. ID #: 95-4609260

PREMISES “A-1” FIRST FLOOR

[DIAGRAM OF LEASED PROPERTY]

PREMISES “A-1” SECOND FLOOR

[DIAGRAM OF LEASED PROPERTY]

BUILDING “A-2”

[DIAGRAM OF LEASED PROPERTY]

PROJECT “A-3”

[DIAGRAM OF LEASED PROPERTY]

PROPERTY “A-4”

[DIAGRAM OF LEASED PROPERTY]

EXHIBIT B

WORK LETTER

1. Lessor’s Work.

1.1. Plans and Costs.

If Lessor has agreed to alter or improve the Premises prior to delivery of possession to Lessee, then this box is checked: ☑. All such alterations and improvements shall be described on plans and specifications to be approved by the parties as described below (the “Plans”).

(a) Approval of Plans. Lessor shall have Plans prepared and shall submit the same to Lessee for review, comment, and approval. The parties shall agree upon the final Plans and a related estimate of the “Costs of Lessor’s Work” by May 1, 2004 (the “Plan Approval Date). If Lessee does not approve plans by the plan Approval Date, the number of days of delay in such approval beyond the Plan Approval Date shall be deemed days of delay attributable to and caused by Lessee.

(b) Lessor’s Work Defined. The work to be performed by Lessor as shown on the Plans, as the same may be modified by change order as discussed below, is referred to as “Lessor’s Work.”

(c) Costs. The “Costs of Lessor’s Work” shall include all costs incurred by Lessor in connection with Lessor’s Work including but not limited to all design costs (architectural, engineering, mechanical and other design costs), all hard and soft construction costs, and all costs of materials, general conditions, permits and inspection fees. In addition, Lessee may use a portion of the Work Allowance for moving costs, cabling, furniture, fixtures and equipment. Lessee understands and agrees that (i) the actual Costs of Lessor’s Work can only be determined after all Lessor’s Work is completed, (ii) the actual Costs of Lessor’s Work may exceed the estimate and also any other estimate communicated to Lessee prior to or during the course of completing Lessor’s Work, and (iii) the actual Costs of Lessor’s Work may increase for reasons, including but not limited to, Change Orders, increased costs resulting from any act or omission of Lessee, unforeseen or hidden conditions discovered during the course of construction, or additional costs or delays caused by any governmental authority or agency requirement. The Costs of Lessor’s Work shall include a reasonable fee as compensation to Lessor for coordination and supervision of Lessor’s Work and any Lessee Improvements.

(d) Payment. Lessor shall pay the Costs of Lessor’s Work up to $1,555,301 ($33.75 per square foot) (the “Lessor’s Work Allowance”). In the event the initial estimate of the Costs of Lessor’s Work approved pursuant to the above provisions exceeds the Lessor’s Work Allowance, Lessee shall pay the excess to Lessor upon approval of the Plans and such initial estimate. Seventy-five (75%) percent shall be due prior to commencement of construction and twenty-five (25%) percent shall be due at Substantial Completion.

(e) Payment Delays. If Lessee fails to pay to Lessor any amount required by this Work Letter, as and when due, then, without waiver of default or of other rights and remedies, Lessor shall have the right to suspend Lessor’s Work until payment is received; the number of days by which any such suspension delays substantial completion shall be deemed days of delay attributable to and caused by Lessee.

(f) Architects/Space Planning. Lessor has engaged LRS Architects to complete space plan and design development drawings. If Lessee is dissatisfied with the space plan, Lessee shall have the option at their cost to select their own architect, subject to the reasonable approval of Lessor. Such costs can be included in the cost of Lessor’s Work.

1.2. Construction. The construction obligation of Lessor is to substantially complete Lessor’s Work substantially in accordance with the Plans. Lessor shall use reasonable efforts to substantially complete Lessor’s Work three weeks prior to the scheduled Commencement Date set forth in Section 1 of the Lease; provided the consequences of delay in substantial completion of Lessor’s Work are those set forth in the Lease. Both the initial Tenant improvement work, as well as any subsequent major work in the premises shall be performed by Lessor. Lessee shall have the benefit of competitive bidding for work to be performed by Lessor’s contractor. Any fees for overhead or supervision of Lessor’s work in the premises shall be consistent with reasonable industry standards and all costs for work to be performed in the premises shall be subject to Lessor and Lessee prior approvals.

1.3. Changes in the Plans.

(a) A “Change Order” is a Lessor required or Lessee requested change to the Plans.

(b) Lessor shall have the right to require a Change Order based on applicable codes, actual site conditions, and/or ambiguities or inconsistencies in the Plans.

(c) Lessee may request from time to time a Change Order. If Lessee wishes to request a Change Order, Lessee will submit in writing to Lessor a detailed request of the change. Lessor is not obligated to approve any Lessee requested change. If Lessor does approve the same, Lessor will deliver to Lessee a written statement, hereinafter referred to as “Lessor’s Change Order Statement”, of the estimated costs and expenses of the change with a reasonable estimate, if applicable, of the additional time required for substantial completion of Lessor’s Work.

(d) Within three (3) business days following receipt by Lessee of Lessor’s Change Order Statement, Lessee will provide Lessor its written authorization to proceed with the change. If the change increases the Costs of Lessor’s Work and the total Costs of Lessor’s Work exceed the Allowance, Lessee shall pay the amount required at the time of providing authorization to proceed. If Lessee does not provide such written authorization to Lessor’s Change Order Statement accompanied by payment of such required amount within this time period, Lessee’s request for a Change Order shall be deemed cancelled. All delays attributable to Lessee requested changes, whether or not approved by Lessor and whether or not cancelled by Lessee, shall be deemed delays caused by Lessee. Lessee shall pay to Lessor any costs incurred by Lessor regarding a Lessee requested change that is cancelled.

1.4. Completion and Delivery. Possession of the Premises shall be delivered to Lessee when Lessor’s Work is substantially completed in accordance with the Plans, as reasonably determined by Lessor or on such earlier date, if any, as is determined pursuant to the operation of Section 2.03 of the Lease. Within three (3) days of written request by Lessor, Lessee shall execute and deliver to Lessor a confirmation letter prepared by Lessor affirming substantial completion of Lessor’s Work, the date of Lessor’s delivery of the Premises, and such other matters as Lessor may reasonably request.

1.5 Punch list Work. Lessor’s Work shall be deemed substantially completed even if minor items of work which do not materially adversely affect Lessee’s ability to conduct its business remain to be completed or corrected (hereinafter referred to as “Punch list Items”). Lessee shall notify Lessor of any Punch list Items by written notice given within ten (10) days following receipt of Lessor’s written notification of substantial completion of Lessor’s Work. Lessee shall be deemed to have approved Lessor’s Work if Lessee does not deliver such a list to Lessor within such time period and to have approved all of Lessor’s Work except only properly and timely listed Punch list Items. The obligation of Lessor regarding Punch list Items shall be to complete the same to industry standard. Lessor shall have complete access to the Premises for the purpose of performing punch list work. Any dispute as to Punch list Items shall be resolved by an architect or other qualified professional designated by Lessor, but such dispute shall not delay the date upon which Lessor’s Work is deemed substantially complete.

2. Lessee Improvements. Any work of improvement Lessee proposes to undertake which is within the definition of “Lessee Improvements” set forth in Section 10.01 of the Lease shall be subject to the following provisions (and also subject to the provisions of Section 10 of the Lease). If no such Lessee Improvements are to be undertaken by Lessee, then the provisions of Paragraph 2 of this Work Letter shall be disregarded.

2.1. Lessee Plans. Lessee must obtain the prior written approval of Lessor regarding complete plans and specifications for the Lessee Improvements. If such plans and specifications are already approved, the approved plans and specifications (or a list of the same) are attached as Schedule 2; otherwise, Lessee shall submit plans and specifications for the approval of Lessor pursuant to Paragraph 10 of the Lease.

2.2. Scheduling; Avoidance of Inconvenience. Following completion of Lessor’s Work, subject to a punch list, Lessor shall deliver a C.O. or temporary C.O. to Lessee and grant a period of three (3) weeks prior occupancy to move-in to the Premises which will include installation of FF&E, telecommunications and computer cabling. In the event Lessor separately gives written permission to Lessee allowing any portion of Lessee Improvements to be installed or materials to be delivered prior to substantial completion of Lessor’s Work, then (a) Lessee waives any claims for delays in its work and shall instruct its contractor to follow the directives and orders of Lessor’s contractor, and (b) Lessee shall schedule its work such that union and non-union workers will not be working side by side at the Premises, and (c) any damage to Lessor’s Work shall be deemed to have been caused by Lessee and its contractor unless conclusively proved otherwise by Lessee. Lessee shall have the right to retain its own specialty contractors to perform any portion of the work necessary to construct and outfit the Premises (which will not be part of the general contractor’s scope of work nor shall a mark-up be added). The Lessee’s contractors’ work shall include, but not be limited to, data cabling, telephone and data equipment, security, audio/visual equipment, and furniture systems. Lessee’s contractor(s) and Lessor’s contractor(s) shall work in harmony during the period of Lessee fit-up. Lessee and Lessee’s contractors shall have reasonable access to the Premises during the construction (to be coordinated with the General Contractor to install cabling and for the purpose of inspecting the work in progress.

2.3. Inspection. Lessor and Lessor’s agents shall have the right, but not the obligation, to inspect the construction of Lessee Improvements from time to time. If Lessor shall give Lessee written notice of faulty construction or any other deviation from the approved plans, Lessee shall promptly make the necessary corrections to Lessor’s reasonable satisfaction. However, neither the right herein granted to Lessor to make such inspections, nor the making of such inspections by Lessor, shall operate as a waiver of any rights of Lessor to require good and workmanlike performance of all Lessee Improvements in strict accordance with plans approved by Lessor. Notwithstanding any inspection by Lessor, Lessee acknowledges that Lessor’s sole interest in doing so is to protect the Building and Lessor’s interests. Accordingly, Lessee shall not rely upon Lessor’s inspections or approvals, and agrees that Lessor shall not be the guarantor of, nor responsible for, the quality of any of Lessee Improvements or the conformity of any Lessee Improvements with approved plans or with any applicable legal requirements. Lessee shall be solely responsible for, and shall remedy, at Lessee’s sole expense, any and all defects and nonconformities in Lessee Improvements that may appear during or after the completion thereof.

2.4. Ownership of Lessee Improvements. Unless otherwise specified by Lessor, ownership of and responsibility for all Lessee Improvements shall be governed by the provisions of the Lease.

2.5. Delays. The parties expressly acknowledge and agree that none of Lessee’s obligations under the Lease (including Lessee’s obligation to pay rent) shall be delayed, terminated or otherwise affected on account of any delay in completion of the Lessee Improvements from any cause other than the fault of Lessor.

2.6. Compliance. Access to the Premises for Lessee to install Lessee Improvements is granted, when authorized under Section 2.2 above, subject to all provisions of the Lease and this Work Letter and Lessee shall be bound by and comply with all such provisions.

2.7. Costs. Lessee shall pay all costs and expenses related to Lessee Improvements as and when due in compliance with Paragraph 10 of the Lessee.

2.8. Lessee Allowance. Lessor agrees to reimburse Lessee for the costs of Lessee’s Work paid by Lessee from the Lessor’s Work Allowance. The Lessor’s Work Allowance can only be used to reimburse hard and soft costs of improvements to the Premises including design costs or the purchase of furniture or equipment. Lessor shall pay to Lessee within forty-five (45) days after the date that Lessee requests the same; any such request shall be made only after (a) Lessee submits to Lessor satisfactory evidence of qualified expenditures, final completion of and full payment for all Lessee Improvements and expenses, and compliance with all requirements of the Lease and this Work Letter regarding the Lessee Improvements, (b) Lessee accepts the Premises and Lessor’s Work and takes full occupancy of the Premises, and (c) General Contractor and all other service providers are paid in full. Lessor shall have no obligation to pay the TI Allowance at any time that a Lessee Default occurs and is outstanding, at any time following termination of the Lease or of Lessee’s right of possession, or if proper request for the same is not made on or before ninety (90) days following the Commencement Date.

3. Default. Any failure by Lessee under the terms of this Work Letter shall constitute a Default under the Lease in accordance with the provisions of the Lease, and shall entitle Lessor to exercise all remedies set forth in the Lease.

EXHIBIT “C”

SIGN CRITERIA

Conformity by Lessee to the following Sign Criteria requirements shall be strictly enforced and are terms and conditions of the Lease.

1.	GENERAL REQUIREMENTS

1A. The term “Signage” as used herein and elsewhere within the Lease shall include, but not be limited to, any signs, placards, banners, pennants, lettering, insignias, trademarks, marquees, art work, and any and all other display and advertising materials.

1B. Lessee shall not install or display any Signage anywhere on the Premises, Project or Property without Lessor’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned. Such Signage approval by Lessor, shall include, but not be limited to, Lessee Signage installed or displayed on or attached to any glass areas, doors, roofs, walls, landscaped areas, walkways, vehicles, machinery or other apparatus, whether permanently affixed to or from time to time on or about the Property. Lessor hereby consents to Lessee’s installation of signage on the Building’s roof, eyebrow and at Project monuments.

1C. Lessor reserves the right to designate the location and quantity of all Lessee Signage.

1D. The size, design, content, color and other physical aspects of Lessee Signage, as well as the materials, fabrication and installation methods to be employed, must be approved by Lessor, in writing, prior to commencement of any Signage fabrication or installation. No exposed conduit, tubing, “J” box or raceway is permitted on any Lessee Signage. Flashing, moving or audible Lessee Signage is prohibited. The composition, size, style, height, color, etc. of Lessor approved signage is attached hereto.

1E. All Lessee Signage must comply with any and all governing laws, codes, regulations, covenants and restrictions. No labels will be permitted on the exposed surface of any Lessee Signage, except those labels required by any governing authority.

1F. The Lease Section 27.12 shall control with respect to the allocation of the cost and expense related to signage.

1G. Should Lessee fail to maintain its Signage at a standard to be determined by Lessor in its reasonable discretion, then Lessor may, without any recourse by Lessee or liability by Lessor to Lessee, remove or restore such sub-standard Signage. Any Lessee Signage removed or restored on behalf of Lessee by Lessor, shall be at Lessee’s sole cost and expense, payable immediately upon demand by Lessor.

1H. Lessor reserves the right to require Lessee to have Signage and, if so required, Lessee Signage must be completed and installed within 60 days after Lessee’s Lease Term commences. Lessor reserves the right to require Lessee to utilize vendors preapproved or designated by Lessor for all Lessee Signage and Signage related matters. In the event Lessor designates, refers or approves a specific sign vendor, Lessor shall not be responsible or liable in any way for any disputes between such vendor and Lessee.

1I. All Lessee Signage shall only contain Lessee’s choice of either its legal name or its Trade Name as it appears in the Lease. No Lessee Signage or Lessee Signage content shall create any claim, expressed or implied, of a Transfer as defined in the Lease.

1J. Upon expiration or earlier termination of the Lease, or if Lessee installs or displays Signage which does not comply with the terms and conditions of this Sign Criteria, Lessor, in addition to any other remedy, reserves the right to require Lessee to remove its Signage, or any part thereof, and to require Lessee to repair and restore all areas and surfaces of the Property affected by such removal. Such restoration and repair work shall include, but not be limited to, removal of any associated electrical wiring, patching of damaged areas and painting to match surrounding surfaces. Should Lessee, after demand by Lessor, fail to remove any Signage designated for removal by Lessor or fail to repair and restore any affected areas, Lessor shall have the right to do so at Lessee’s sole cost and expense.

1K. Subject to the other terms hereof, Lessee will have the right to display Lessee’s signage on the sign monument to be located outside the Building, as well as on the walls of elevator lobbies of the floors of the Premises adjacent to entry doors and on the lobby directory for the Premises. All interior signs shall be provided at the sole cost of Lessor, with any and all costs and expenses incurred in connection with the monument sign for Lessee to be included as part of the Costs of Lessor’s Work and deducted from the Lessor’s Total Work Allowance. Section 27.12 of the Lease shall govern with respect to the requirement of Lessor’s approval for Lessee’s signage.

EXHIBIT “D”

RULES AND REGULATIONS

1.01 The following Rules and Regulations now in effect govern Lessee’s use of the Premises and any part of the Project or Property used in common by Lessee. Lessee will be bound by such Rules and Regulations and agrees to use its reasonable efforts to cause Lessee’s employees, agents, contractors, suppliers, invitees and licensees to observe the same.

1.02 Wherever Lessor provides standard window coverings, such coverings shall not be altered, removed or replaced by Lessee. Wherever Lessor does not provide standard window coverings, selection and installation of window coverings by Lessee shall be subject to Lessor’s prior written approval, such approval not to be unreasonably withheld, delayed or conditioned. If Lessor objects to any item attached to, or used in connection with or on any window, other glass area, or interior or exterior wall, Lessee will immediately upon notification remove such objectionable item or discontinue such use. Further, Lessee agrees not to place anything in close proximity to any window or glass area of the Premises that may appear from the outside of the Premises.

1.03 Lessee will not use any sidewalks, hallways, entrances, elevators, stairways, exits, lobbies or any other areas used in common by lessees of the Property other than for normal ingress or egress; Lessee shall not obstruct use of any such area. Lessor will in all cases retain the right to control and prevent access to such areas by all persons whose presence in the reasonable judgment of Lessor would be prejudicial to the safety, character, reputation and/or interest of the Property and/or its lessees. Neither Lessee nor its employees, agents, contractors, suppliers, invitees or licensees shall go on any roof or ladder, in any mechanical rooms, or climb on any exterior structures of any nature on the Property without Lessor’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

1.04 Lessor reserves the right, exercisable without notice and without liability to Lessee, to change the name, street and/or address of any part of the Property. With the exception of Lessee’s address, Lessee shall not use the name of the Property or any part thereof in connection with promoting or advertising Lessee’s business. Lessor will have the right to prohibit publicity by Lessee, which in Lessor’s reasonable opinion impairs the reputation or marketability of the Property or any part thereof.

1.05 Lessee shall not keep or allow to be used any foul or noxious gas or substance in or about the Premises. Nor shall Lessee occupy or use the Premises in any manner that is objectionable or offensive to other lessees or Lessor by reason of odor, noise, vibration or interference in any way. Any equipment or device of Lessee which causes noise or vibration that may be transmitted to any structural portion of the Property or to any part therein to such a degree as to be objectionable to any lessee or Lessor must be approved in writing by Lessor prior to its installation and be placed and maintained by Lessee, at Lessee’s expense, on vibration eliminators or other devices sufficient to eliminate such noise or vibration. Lessee shall keep the Premises free of rodents, insects and other vermin.

1.06 Lessee will not use or keep in the Premises, or on or about the Property, any kerosene, gasoline or flammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of general office equipment.

1.07 Lessor reserves the right to exclude or expel from the Property any person who, in Lessor’s reasonable judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the rules and regulations of the Property.

1.08 Lessee shall not alter or re-key any lock or bolt or install any new or additional locks or bolts on any doors of the Premises without prior written consent from Lessor, such consent not to be unreasonably withheld, delayed or conditioned. Upon the termination of its tenancy, Lessee will provide Lessor with all keys, whether furnished or otherwise procured, and shall be responsible for the cost of replacing any keys that are lost.

1.09 The Premises will not be used for lodging or for any improper, immoral or objectionable purpose. No cooking will be done or permitted on the Premises (except in the kitchen area) or elsewhere on the Property without Lessor’s consent, except that the preparation of coffee, tea, hot chocolate and similar beverages and employee use of a microwave oven will be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances and any manufacturer’s guidelines and recommendations. Tenant will be allowed to barbeque on a deck or on the parking area behind the Premises.

1.10 Lessee will not solicit business from other lessees of the Property. Canvassing, soliciting, peddling and distribution of handbills or any other written material is prohibited, and Lessee will cooperate with Lessor to prevent such activities.

1.11 Lessee agrees to comply with and not to restrict or impair in any way, all safety, fire protection and evacuation procedures and regulations established by Lessor or any governmental agency. Lessee shall not do or permit any act or bring anything on the Property or any part thereof which shall obstruct or unreasonably interfere with the rights of other lessees.

1.12 Except for the ordinary hanging of pictures and wall decorations, Lessee will not mark, drive nails, screw, cut or drill into the partitions, woodwork, ceilings or plaster, or in any way deface, mar, paint or penetrate the Premises or any part of the Property, except in accordance with the Lessee Alteration provisions of the Lease. Additionally, Lessee will not affix any floor covering to the floor of the Premises in any manner except as approved by Lessor.

1.13 No electrical wiring, outlets or apparatus shall be installed or altered by Lessee, except in accordance with the Lessee Alteration provisions of the Lease. Lessor reserves the right to direct where and how telephone and other telecommunication wires are to be introduced to the Premises. Lessee may not alter or overburden the designed capacity of any existing electrical outlets.

1.14 Lessee shall not place or affix any radio or television antennas, satellite dishes, loudspeakers or other similar devices, awnings, outside furniture, etc. on the roof, exterior walls or outside of any building or on any other part of the Property without Lessor’s prior written approval, such approval not to be unreasonably withheld, delayed or conditioned. Additionally Lessee will not place any signs, advertising, billboards, lighting, or any other devices or means of advertising or identification on property adjacent to the Property that in Lessor’s opinion obstructs, impairs, restricts or in any way, in Lessor’s reasonable opinion, negatively affects the Property or would not be permitted by the terms of this Lease or these Rules and Regulations if such action were taken on the Property.

1.15 Lessor reserves the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought on to the Property. Such Lessor approved items shall be moved in or about the Property under the direction of Lessor and in a manner and at such times that will not inconvenience any lessee. Lessor reserves the right to prohibit or impose conditions upon the installation of objects which may overload any floor.

1.16 Subject to the terms of Paragraph 8 of this Lease, all parking facilities of the Property shall be regulated by Lessor and may be modified or amended as Lessor deems necessary. Lessee shall not permit or allow any vehicles that belong to or that are controlled by Lessee or Lessee’s employees, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Lessor for such activities. Users of the parking areas will obey all posted signs and not impede the flow of traffic. For sale signs for vehicles must be on the vehicle. Washing, waxing, cleaning or servicing of any vehicle is prohibited. No campers, recreational vehicles or trailers are permitted and all disabled vehicles must be removed within 24 hours. No vehicles shall be brought into or kept in the Premises. Lessor reserves the right to tow, without cost or liability to Lessor, any vehicle: 1) parked in an unauthorized or illegal parking area or; 2) whose audio theft alarm system remains engaged for an unreasonable period; and 3) belonging to any violator of any of Lessor’s parking rules and regulations. Further, in addition to all of its other rights and remedies, Lessor reserves the right to refuse to permit any person to park within the Property who violates any of these or any other rules or regulations which Lessor may establish.

1.17 Lessee shall not do any act that will create any additional costs to maintain the appearance or cleanliness of any part of the Property. No dirt or other substances shall be disposed of anywhere on the Property, including but not limited to in any hallways, stairways, elevators or lobbies or on any parking areas, landscaping, walkways or in any other areas used in common with other lessees.

1.18 Lessee assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping Premises doors locked and all doors into common areas such as doors into entrances, public corridors, lobbies, etc., closed, except for normal ingress and egress.

1.19 No signage, notices or advertisements may be placed by Lessee anywhere outside of its Premises and all signage must comply with the Sign Criteria exhibit attached to and made a part of this Lease and any other terms and conditions of these Rules and Regulations and the Lease.

1.20 Lessee shall not use any method of heating or air conditioning other than as provided by Lessor without Lessor’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

1.21 Lessor may prohibit smoking within Lessee’s Premises, the Project, or any part thereof, and may require Lessee and any of its agents, employees, suppliers, customers, guests and invitees who desire to smoke, to smoke within specifically designated smoking areas which Lessor may change from time to time. It will be Lessee’s sole responsibility to ascertain from Lessor the specific smoking program in effect at the Property at the time of its lease commencement. Any smoking program implemented by Lessor will be strictly enforced.

1.22 Rest room partitions, mirrors, wash basins and other plumbing fixtures shall not be used for any purpose other than that for which they were constructed and no sweepings, trash or other substances shall be disposed of therein. Any damage or injuries caused by Lessee, its employees, agents, contractors, suppliers, invitees or licensees shall be borne directly by Lessee.

1.23 No heavy items may be transported by elevator if such item or items exceed the load capacity of the elevator. Lessee’s initial move in and subsequent deliveries of bulky items, such as furniture, equipment, supplies, merchandise, safes and similar items will be subject to reasonable scheduling and approval of persons moving such items by Lessor. Deliveries during normal office hours shall be limited to normal office supplies and other small items. Lessee shall be responsible for protecting elevator interior and exterior finishes and flooring whenever items are transported in them on Lessee’s behalf.

1.24 Lessee will not waste electricity, water or air conditioning and agrees to cooperate fully with Lessor in this regard and to comply with any Lessor or governmental energy-saving rules, laws and regulations.

1.25 Lessee understands that air conditioning and heating systems supply cool air and heat to large zones regulated by zonal thermostats. Lessor shall determine the locations of, make any modifications to, and have exclusive control over all such thermostats, their settings, the zones and all parts of the system. Lessee agrees to cooperate with other parties within its zone(s) to maximize the comfort level of all parties and shall not touch, adjust, tamper with, or otherwise affect any thermostat or any part of the heating/cooling systems. Lessee will direct all problems related to heating/cooling systems directly to Lessor.

1.26 Subject to the terms of Paragraph 9 of this Lease, Lessor shall be under no obligation to provide heating or air conditioning services to the building during off-hours (between 6:00 p.m. and 7:00 a.m., Monday through Friday and on non-business days). Lessee may request additional heating or air conditioning during off hours and, should Lessor agree to supply such service, Lessee will reimburse Lessor for all costs and expenses incurred, as determined by Lessor in its sole discretion.

1.27 Lessor and its agents reserve the right to exclude from the building any unknown person, or any person otherwise improperly identified. Lessor shall in no case be liable for any damages for any error with regard to the admission to or exclusion from the building of any person. In the case of invasion, mob, riot, public excitement or any other circumstance which Lessor, in its sole discretion, believes will place lessees and/or the Property in jeopardy, Lessor reserves the right to prevent access to the building during the continuance of same by such action as Lessor may deem appropriate.

1.28 Lessee’s designated representative shall notify Lessor promptly of any required maintenance items for which Lessor is responsible. Employees of Lessor will not perform any work or do anything outside of their regular duties unless under special instruction by Lessor.

1.29 No Lessee shall employ any person or persons other than the janitor of Lessor for the purpose of cleaning its Premises unless otherwise agreed to by Lessor in writing. No Lessee shall cause any unnecessary labor by reason of Lessee’s carelessness or indifference in the preservation of good order and cleanliness. Lessor shall not be responsible to any lessee for any loss of property on the Premises or on or about the Property, however occurring, or for any damage done to any effects of any lessee by the janitor or any other employee or any other person.

1.30 Neither Lessee nor any of its employees, agents, contractors, suppliers, invitees or licensees may use on any portion of the Premises, Project or Property any hand truck except those equipped with rubber tires and side guards or such other material-handling equipment as Lessor may approve or require.

1.31 These Rules and Regulations impose obligations upon Lessee which are in addition to the obligations of Lessee set forth in the Lease. Nothing in these Rules and Regulations will be construed in any way to diminish or to waive, in whole or in part, the terms, covenants, agreements and conditions of the Lease. In the event that provisions of both these Rules and Regulations and also of the Lease regulate the same subject matter, Lessee shall comply with all such provisions; if any such provisions are in direct conflict, the provisions of the Lease shall control. Lessor shall enforce these Rules and Regulations in a nondiscriminatory manner as against all tenants of the Building and Project subject to reasonable variances granted by Lessor.

1.32 Lessor reserves the right to adopt such additional reasonable and nondiscriminatory Rules and Regulations (whether similar or dissimilar to these Rules and Regulations), and/or such amendments to any Rule or Regulation, as, in its judgment, may from time to time be appropriate and Lessee agrees to abide by all such additional Rules and Regulations and amendments which may be adopted.

1.33 Notwithstanding anything to the contrary contained in the Lease, Lessee shall have the right, on a first come-first served, reservation basis to use the common conference rooms located on the Property.

1.34 Landlord agrees to allow Tenant to place a bike rack outside the Premises.

FIRST AMENDMENT AND

LESSOR CONSENT TO ASSIGNMENT AND ASSUMPTION

THIS FIRST AMENDMENT and LESSOR CONSENT TO ASSIGNMENT AND ASSUMPTION (collectively, this “Agreement” and sometimes referred to herein as the “Amendment”) is made and entered into as of the 13th day of May, 2010, by and between PS BUSINESS PARKS, L.P., a California limited partnership (“Lessor”), DIGIMARC CORPORATION, a Delaware Corporation (“Lessee” or “Assignor”) and DIGIMARC CORPORATION, an Oregon corporation (“Surviving Entity”).

RECITALS

A.	Lessor and Lessee (formerly known as DMRC Corporation, and as successor in interest to L-1 Secure Credentialing, Inc., a Delaware corporation, formerly known as Digimarc Corporation) are parties to that certain lease dated March 22, 2004 (the “Lease”). Pursuant to the Lease, Lessor has leased to Lessee space currently containing approximately 46,083 rentable square feet (the “Premises”) located at 9405 SW Gemini Drive, Beaverton, Oregon 97008 (the “Building”), which is a part of the project commonly referred to as Creekside Corporate Park (the “Project”).

B.	Lessee and Surviving Entity have entered into an Agreement and Plan of Merger (the “Merger Agreement”) whereby Lessee has been merged with and into Surviving Entity with Surviving Entity to remain as the surviving entity (the “Merger”). As a consequence of the Merger, all right, title and interest of Lessee under the Lease was transferred to, and assumed by, the Surviving Entity (the “Transfer”).

C.	Lessee and Surviving Entity have requested Lessor’s consent to the Merger and Transfer. Lessor has agreed to give such consent upon the terms and conditions contained in this Consent.

D.	The Lease by its terms shall expire on August 31, 2011 (“Prior Termination Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

E.	Lessor, Lessee and Surviving Entity mutually desire that the Lease be amended on and subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follows:

A.	Amendment. Lessor, Lessee and Surviving Entity agree that, effective as of the date hereof, the Lease shall be amended in accordance with the following terms and conditions:

I. Extension. The Term of the Lease is hereby extended for a period of 60 months and shall expire on August 31, 2016 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

II. Base Rent. The Base Rent, Additional Rent and all other charges under the Lease shall be payable as provided therein with respect to the Premises through and including December 31, 2010, subject to the Cap (as defined in Section IV below) on Lessee’s Proportionate Share of Operating Expenses for calendar year 2010). Notwithstanding anything to the contrary contained in the Lease, effective as of January 1, 2011, the schedule of Base Rent payable with respect to the Premises for the balance of the original Term and the Extended Term is the following:

Period	Annual Rate Per Square Foot	Annual Base Rent		Monthly Base Rent
1/1/11 – 12/31/11	$16.75	$771,890.25		$64,324.19
1/1/12 – 12/31/12	$17.34	$799,079.28		$66,589.94
1/1/13 – 12/31/13	$17.95	$827,189.88		$68,932.49
1/1/14 – 12/31/14	$18.58	$856,222.20		$71,351.85
1/1/15 – 12/31/15	$19.23	$886,176.12		$73,848.01
1/1/16 – 8/31/16	$19.90	$917,051.76	*	$76,420.98

*	Tenant shall only be liable for the Monthly Base Rent due for each month within the period of January 1, 2016 – August 31, 2016 and not the entire Annual Base Rent.

All such Base Rent shall be payable by Lessee in accordance with the terms of the Lease, as amended hereby.

III. Additional Security Deposit. No additional security deposit shall be required in connection with this Amendment.

IV. Operating Expenses. For the period commencing on January 1, 2011 and ending on the Extended Termination Date, Lessee shall pay for Lessee’s Proportionate Share of the increase in Operating Expenses over the Base Year in accordance with the terms of the Lease, as amended hereby, provided, however, during such period, the Base Year for the computation of Lessee’s Proportionate Share of Operating Expenses is amended from 2005 to 2011. Notwithstanding the foregoing or anything to the contrary set forth in Article 4 of the Lease, effective January 1, 2011, electricity for the Premises and the Building (to the extent that the Premises constitutes 100% of the Building and except to the extent attributable to the common areas of the Project and/or Property) shall no longer be a part of the definition of Utility and Service Costs (as defined in Section 4.03B of the Lease) and shall no longer be included as a part of Operating Expenses. Instead, electricity costs for the Premises and the Building (to the extent that the Premises constitutes 100% of the Building and except to the extent attributable to the common areas of the Project and/or Property) shall be treated as a separate and distinct category which shall no longer be subject to the Base Year and instead shall be subject to a Premises Electricity Cost Expense Stop as more fully described in Section V below. Lessor and Lessee acknowledge and agree that, pursuant to Section 4.05B of the Lease, Lessee owes Lessor approximately $33,000.00 in connection with Lessee’s underpayment of actual Operating Expenses for calendar year 2009 (the “2009 Operating Expense Underpayment”). Lessor hereby (i) waives any claim to the 2009 Operating Expense Underpayment, (ii) agrees that the existence of the 2009 Operating Expense Underpayment is not, and was not, a Default, event of default, or other similar occurrence under the Lease, and (iii) agrees that Tenant has fully paid all of its obligations on account of Operating Expenses attributable to calendar year 2009. In addition, notwithstanding anything herein or in the Lease to the contrary, Lessee’s Proportionate Share of Operating Expenses for calendar year 2010 shall not exceed the sum of $54,420.00 (the “Cap”); provided, however, that the Cap set forth herein shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, unless expressly so provided in any amendment to the Lease. In consideration of the foregoing, Lessee hereby waives any interest in any overpayment of actual Operating Expenses for calendar year 2010, which amounts, if any, shall be for the sole benefit of Lessor, it being understood that Lessee shall not be entitled to any credit, abatement or other concession in connection therewith. Lessor agrees to act in a commercially reasonable manner in incurring Operating Expenses, taking into consideration the class and the quality of the Building and Project and shall extrapolate Operating Expenses in accordance with the methodology used to extrapolate Operating Expenses in comparable buildings owned by Lessor and its affiliates in the geographic area in which the Building and Project is located. Lessee agrees to act in a commercially reasonable manner to control those items of Operating Expenses within Lessee’s reasonable control to avoid an unreasonable increase in Operating Expenses incurred during the 2010 and 2011 calendar years.

V. Premises Electricity Costs.

A.	Premises Electricity Costs Stop. Effective January 1, 2011, the Premises Electricity Costs Stop for the balance of the current Term and the Extended Term shall be $115,207.50. Throughout the balance of the current Term and the Extended Term, Lessee shall pay, as Additional Rent, Lessee’s Proportionate Share of the total amount, if any, by which Premises Electricity Costs (as defined below) for each calendar year during the balance of the current Term and Extended Term exceed the Premises Electricity Costs Stop (the “Premises Electricity Costs Excess”). If Premises Electricity Costs in any calendar year decrease below the amount of the Premises Electricity Costs Stop, Lessee’s Proportionate Share of Utility and Service Costs shall be $0.

B.	Premises Electricity Costs. Premises Electricity Costs shall only include the actual cost of electricity provided to the Premises and Building. All other costs incurred by Lessor related to electricity, including costs for the provision of electricity to the common areas, shall continue to be included as part of Utility and Service Costs.

C.	Premises Electricity Costs Excess Payments. Lessee’s estimated payments of Premises Electricity Costs Excess shall be made monthly on or before the first day of each calendar month during the balance of the current Term and the Extended Term, each in the amount of Lessor’s then current estimate as outlined below. Lessee’s Proportionate Share of Premises Electricity Costs Excess will be prorated for partial months. Lessee’s Proportionate Share of Premises Electricity Costs Excess shall be determined and paid as follows:

(i)

Lessee’s Premises Electricity Costs Excess estimates: As soon as is practical following the end of each calendar year, Lessor will provide Lessee with a determination of (provided, however, that Lessor shall exercise reasonable efforts to provide such determination within 120 days following the end of each calendar year): (a) Lessee’s annual share of estimated Premises Electricity Costs Excess for the then current calendar year; (b) Lessee’s monthly Premises Electricity Costs Excess estimate for the then current year; and, (c) Lessee’s retroactive estimate correction billing (for the period of January 1st through the date immediately prior to the commencement date of Lessee’s new monthly Premises Electricity Costs Excess estimate) for the difference between Lessee’s new and previously billed monthly Premises Electricity Costs Excess estimates for the then current year.

(ii)

Lessee’s Proportionate Share of actual annual Premises Electricity Costs Excess: Each year, Lessor will provide Lessee with a determination reflecting the total Premises Electricity Costs and Premises Electricity Costs Excess for the previous calendar year as soon as practical following the end of each calendar year; provided, however, that Lessor shall exercise reasonable efforts to provide such determination within 120 days following the end of each calendar year. If Lessee’s estimated Premises Electricity Costs Excess billed for the previous calendar year is less than Lessee’s Proportionate Share of the actual Premises Electricity Costs Excess for the prior calendar year, Lessee shall pay to Lessor the difference due within thirty (30) days of delivery of Lessor’s invoice. If Lessee has paid more than its Proportionate Share of Premises Electricity Costs Excess for the preceding calendar year, Lessor will credit the overpayment toward Lessee’s future Premises Electricity Costs obligations or, if after expiration of the Extended Term, shall refund such excess to Lessee within thirty (30) days following the making of the determination. Monthly Premises Electricity Costs Excess estimates are due on the 1st of each month and shall commence in the month specified by Lessor. Lessee’s retroactive estimate correction, if any, shall be due, in full, within thirty (30) days following delivery of Lessor’s correction and, in the event of any overpayment, Lessor will credit the overpayment toward Lessee’s future Premises Electricity Costs obligations.

D.	Audit. Lessee shall have the right to audit Premises Electricity Costs in the same manner as set forth in Section 4.07 of the Lease with respect to Lessee’s right to audit Operating Expenses. Notwithstanding the foregoing, Tenant shall have the right, which right shall be exercised no more than twice per calendar year, to request copies of electric bills attributable to the Premises for then current calendar year and Landlord shall deliver such copies to Tenant promptly following Tenant’s request.

VI. Improvements to Premises.

A.	Condition of Premises. Lessee is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Lessor to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment and subject to Lessor’s obligations with respect to repairs under Article 11 of the Lease.

B.	Responsibility for Improvements to Premises. Lessee may perform improvements to the Premises in accordance with the Work Letter attached hereto as Exhibit A and Lessee shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit A.

C.	HVAC. Lessor hereby agrees to (a) replace the three (3) existing 25 ton roof-top HVAC units and control systems serving the Building and various portions Premises and (b) retrofit the VAV boxes associated with each specific HVAC unit over the next three calendar years as follows:

(i) Lessor to replace the existing roof-top HVAC unit designated by the parties as RTU#1 and the base control system before the end of calendar year 2010. Lessor and Lessee will reasonably cooperate with one another to coordinate the replacement of such unit with the construction of the Lessee Improvements (as defined in Exhibit A attached hereto) except that in no event shall any delay in Lessee’s construction schedule affect Lessor’s obligation to replace such system before the end of calendar year 2010;

(ii) Lessor to replace a second existing roof-top HVAC unit and make necessary additions to the then existing base control system to accommodate the same before the end of calendar year 2011; and

(iii) Lessor to replace the third and final existing roof-top HVAC unit and make necessary additions to the then existing base control system to accommodate the same before the end of calendar year 2012.

All of the new HVAC units shall be of tonnage commensurate with and appropriate to those being replaced. All new units shall meet government standards for refrigerant type and energy efficiency (410 a 13 SEER). The control system shall be direct digital, either BACnet or LON capable, with alarm points and alerts. Building manager functions shall be included. Lessor shall install units which shall maintain the existing redundancy for the existing server room and Lessor shall plan and install the system for such existing redundancy to be maintained.

Except to the extent caused by Lessee or any of Lessee’s agents’, contractors’ or employees’ acts and/or omissions or as a result of casualty, Lessor shall perform such replacements at its sole cost and expense and such costs shall not be included in Operating Expenses; provided, however, that Lessee shall reimburse Lessor for the cost and expense of the unit to be installed in calendar year 2012 as described in C(iii) above (the “2012 Unit”) by payments of monthly Additional Rent in an amount that would fully amortize the cost and expense of the 2012 Unit over fifteen (15) years. Such Additional Rent obligation shall continue until such cost and expense is fully amortized or until the expiration of the Extended Term, as it may be extended from time to time, whichever comes first.

VII. Roof Space for Dish/Antenna.

A.	As of the date of this Amendment, Lessee shall have the right to lease space on the roof of the Building, at no additional cost to Lessee, for the purpose of installing (subject to the terms and conditions set forth in Article 10 of the Lease), operating and maintaining a dish/antenna not exceeding 36 inches in diameter (the “Dish/Antenna”). The location of the space on the roof to be leased by Lessee is referred to herein as the “Roof Space”. Lessor reserves the right to relocate the Roof Space as reasonably necessary during the Term. Lessor’s designation shall take into account Lessee’s use of the Dish/Antenna. Notwithstanding the foregoing, Lessee’s right to install the Dish/Antenna shall be subject to the approval rights of Lessor (which approval rights may include review by Lessor’s architect and/or engineer) with respect to the plans and specifications of the Dish/Antenna, the manner in which the Dish/Antenna is attached to the roof of the Building and the manner in which any cables are run to and from the Dish/Antenna, which approval shall not be unreasonably withheld or delayed. In the event Lessee replaces the Dish/Antenna during the Term, the precise specifications and a general description of any replacement Dish/Antenna along with all documents Lessor reasonably requires to review the installation of such replacement Dish/Antenna (the “Plans and Specifications”) shall be submitted to Lessor for Lessor’s written approval no later than 20 days before Lessee commences to install such Dish/Antenna, which approval shall not be unreasonably withheld or delayed. Lessee shall be solely responsible for obtaining and maintaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Dish/Antenna. If Lessor determines that the Dish/Antenna equipment does not comply with the approved Plans and Specifications, that the Building has been damaged during installation of the Dish/Antenna or that the installation was defective, Lessor shall notify Lessee of any noncompliance or detected problems and Lessee promptly shall cure the defects. If Lessee fails to promptly cure the defects, Lessee shall pay to Lessor upon demand the cost, as reasonably determined by Lessor, of correcting any defects and repairing any damage to the Building caused by such installation. If at any time Lessor, in its sole discretion, deems it necessary, Lessee shall provide and install, at Lessee’s sole cost and expense, appropriate aesthetic screening, reasonably satisfactory to Lessor, for the Dish/Antenna (the “Aesthetic Screening”).

B.	Lessor agrees that Lessee, upon reasonable prior written notice to Lessor, shall have access to the roof of the Building and the Roof Space solely for the purpose of maintaining, repairing and removing the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, all of which shall be performed by Lessee or Lessee’s authorized representative or contractors, which shall be reasonably approved by Lessor, at Lessee’s sole cost and risk. It is agreed, however, that only authorized engineers, employees or properly authorized contractors of Lessee, FCC (defined below) inspectors, or persons under their direct supervision will be permitted to have access to the roof of the Building and the Roof Space. Lessee further agrees to exercise firm control over the people requiring access to the roof of the Building and the Roof Space in order to keep to a minimum the number of people having access to the roof of the Building and the Roof Space and the frequency of their visits. It is further understood and agreed that the installation, maintenance, operation and removal of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, is not permitted to damage the Building or the roof thereof, or interfere with the use of the Building and roof by Lessor. Lessee agrees to be responsible for any damage caused to the roof or any other part of the Building, which may be caused by Lessee or any Lessee Entity.

C.

Lessee agrees to install and maintain only equipment of types and frequencies which will not cause unreasonable interference to Lessor or any other Lessee of the Building. In the event Lessee’s equipment causes such interference, Lessee will change the frequency on which it transmits and/or receives and take any other steps necessary to eliminate the interference. If said interference cannot be eliminated within a reasonable period of time, in the judgment of Lessor, then Lessee agrees to remove the Dish/Antenna from the Roof Space. Lessee shall, at its sole cost and expense, and at its sole risk, operate and maintain the Dish/Antenna in a good and workmanlike manner, and in compliance with all Building, electric, communication, and safety codes, ordinances, standards, regulations and requirements, now in effect or hereafter promulgated, of the Federal Government, including, without limitation, the Federal Communications Commission (the “FCC”), the Federal Aviation Administration (“FAA”) or any successor agency of either the FCC or FAA having jurisdiction over radio or telecommunications, and of the state, city and county in which the Building is located. Under this Lease, the Lessor and its agents assume no responsibility for the licensing, operation and/or maintenance of Lessee’s equipment. Lessee has the responsibility of carrying out the terms of its FCC license in all respects. The Dish/Antenna shall be connected to Lessor’s power supply in strict compliance with all applicable Building, electrical, fire and safety codes. Neither Lessor nor any Lessor Entity shall be liable to Lessee for any stoppages or shortages of electrical power furnished to the Dish/Antenna or the Roof Space because of any act, omission or requirement of the public utility serving the Building, or the act or omission of any other Lessee, invitee or licensee or their respective agents, employees or contractors, or for any other cause beyond the reasonable control of Lessor, and Lessee shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Neither Lessor nor any Lessor Entity shall have any responsibility or liability for the conduct or safety of any of Lessee’s representatives, repair, maintenance and engineering personnel while in or on any part of the Building or the Roof Space.

D.	The Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, shall remain the personal property of Lessee, and shall be removed by Lessee at its own expense at the expiration or earlier termination of the Lease or Lessee’s right to possession under the Lease. Lessee shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the equipment and appurtenances were attached. Lessee agrees to maintain all of Lessee’s equipment placed on or about the roof or in any other part of the Building in proper operating condition and maintain same in satisfactory condition as to appearance and safety in Lessor’s sole discretion. Such maintenance and operation shall be performed in a manner to avoid any interference with any other Lessees or Lessor. Lessee agrees that at all times during the Term, it will keep the roof of the Building and the Roof Space free of all trash or waste materials produced by Lessee or Lessee’s agents, employees or contractors.

E.	In light of the specialized nature of the Dish/Antenna, Lessee shall be permitted to utilize the services of its choice for operation, removal and repair of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, subject to the reasonable approval of Lessor. Notwithstanding the foregoing, Lessee must provide Lessor with prior written notice of any such removal or repair and coordinate such work with Lessor in order to avoid voiding or otherwise adversely affecting any warranties granted to Lessor with respect to the roof. If necessary, Lessee, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on the roof to perform such work (to the extent that it involves the roof), or, at Lessee’s option, to perform such work in conjunction with Lessee’s contractor. In the event Lessor contemplates roof repairs that could affect Lessee’s Dish/Antenna, or which may result in an interruption of Lessee’s telecommunication service, Lessor shall formally notify Lessee at least 30 days in advance (except in cases of an emergency) prior to the commencement of such contemplated work in order to allow Lessee to make other arrangements for such service.

F.	Lessee shall not allow any provider of telecommunication, video, data or related services (collectively, “Communication Services”) to locate any equipment on the roof of the Building or in the Roof Space for any purpose whatsoever, nor may Lessee use the Roof Space and/or Dish/Antenna to provide Communication Services to an unaffiliated Lessee, occupant or licensee of another building, or to facilitate the provision of Communication Services on behalf of another Communication Services provider to an unaffiliated Lessee, occupant or licensee of the Building or any other building. Lessee acknowledges that Lessor may at some time establish a standard license agreement (the “License Agreement”) with respect to the use of roof space by Lessees of the Building. Lessee, upon request of Lessor, shall enter into such License Agreement with Lessor provided that such agreement does not materially alter the rights of Lessee hereunder with respect to the Roof Space. Lessee specifically acknowledges and agrees that the terms and conditions of Article 13 of the Lease shall apply with full force and effect to the Roof Space and any other portions of the roof accessed or utilized by Lessee, its representatives, agents, employees or contractors.

G.	If Lessee defaults under any of the terms and conditions of this Section or the Lease, and Lessee fails to cure said default within the time allowed by Article 18 of the Lease, Lessor shall be permitted to exercise all remedies provided under the terms of the Lease, including removing the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, and restoring the Building and the Roof Space to the condition that existed prior to the installation of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any. If Lessor removes the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, as a result of an uncured default, Lessee shall be liable for all costs and expenses Lessor incurs in removing the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, and repairing any damage to the Building, the roof of the Building and the Roof Space caused by the installation, operation or maintenance of the Dish/Antenna, the appurtenances, and the Aesthetic Screening, if any. Lessee’s rights pursuant to this Section are personal to the named Lessee under the Lease and are not transferable, except with respect to a transfer for which Lessor’s consent is not required pursuant to Section 17.01 of the Lease.

VIII. Other Pertinent Provisions. Lessor and Lessee agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

A.	Operating Expenses. Section 4.02 of the Lease is hereby amended by adding the following at the end thereof:

“Operating Expenses shall exclude the following:

(i) Any ground lease rental;

(ii) Costs of capital improvements, replacements or equipment and any depreciation or amortization expenses thereon, except to the extent (A) reasonably intended to produce a reduction in Operating Expenses, (B) required by any Laws, or for health or safety purposes, (C) for commercially reasonable improvements to or replacements of any components of the Common Areas, which costs shall be uniformly applied to all tenants of the Project, or (D) for reimbursement of the 2012 Unit as described in Section VI.C above.

(iii) Rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital improvement excluded in clause (ii) above;

(iv) Costs incurred by Lessor for the maintenance of, or the repair of damage to, the Building, Project and/or Property, to the extent that Lessor is reimbursed by insurance proceeds or directly by Lessees;

(v) Costs, including permit, license and inspection costs, incurred with respect to the installation of Lessee or other occupant improvements made for Lessees or other occupants in the Building, the Project and/or the Property or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for or the premises of other Lessees or other occupants of the Building;

(vi) Marketing costs, including leasing commissions, attorneys’ fees in connection with the negotiation and preparation or enforcement of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective Lessees or other occupants of the Building, Project or the Property;

(vii) Costs incurred by Lessor due to the violation by Lessor of the terms and conditions of any lease of space in the Building or the Project;

(viii) interest, principal, points and fees on debt or amortization payments on any mortgage or deed of trust or any other debt instrument encumbering the Building, Project or Property or the land on which the Building or Project is situated;

(ix) Except for making repairs or keeping permanent systems in operation while repairs are being made, rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature;

(x) Advertising and promotional expenditures (except for retail property promotions);

(xi) Costs incurred in connection with upgrading the Building, Project or Property to comply with disability, life, fire and safety codes in effect prior to the issuance of the temporary certificate of occupancy for the Building;

(xii) Interest, fines or penalties incurred as a result of Lessor’s failure to make payments when due unless such failure is commercially reasonable under the circumstances;

(xiii) Costs arising from Lessor’s charitable or political contributions;

(xiv) The depreciation of the Building and other real property structures on the Property;

(xv) Lessor’s general corporate overhead and general administrative expenses not related to the operation of the Building or the Project;

(xvi) Any bad debt loss, rent loss or reserves for bad debts or rent loss, or reserves for equipment or capital replacement.”

B.	Lessee Alterations. Notwithstanding anything to the contrary contained in Sections 10.05 and/or 10.6 of the Lease, Lessee shall not be required to remove any Lessee Alterations made by Lessee which have been consented to by Lessor pursuant to Section 10.02 of the Lease or any wiring and cabling installed at the Premises by Lessee; provided, however, that Lessor reserves the right to elect, upon ninety (90) days prior written notice to Lessee, to require Lessee to remove any low voltage wiring installed by Lessee at the Premises on or before the termination of the Lease pursuant to Section 10.06 of the Lease.

C.	Holdover. The percentage set forth in third sentence of Section 23 of the Lease is hereby amended from two hundred percent (200%) to “one hundred fifty percent (150%)”.

D.	Estoppel Certificate. The references to ten (10) days in the first and third sentences of Section 21 of the Lease are hereby each deleted in their entirety and replaced with “fifteen (15) days”.

E.	Subordination. The fourth sentence of Section 25 of the Lease is hereby deleted in its entirety and replaced with the following:

“Lessee acknowledges that although this Paragraph is self-executing, Lessee covenants and agrees to execute and deliver, within fifteen (15) days of demand by Lessor and in the form reasonably requested by Lessor, or any other mortgagee or ground lessor, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground leases or underlying lease or the lien of any such mortgage or deed of trust, provided Lessee’s interests hereunder shall not be disturbed so long as Lessee is not in default hereunder.”

F.	Lessor’s Work. The parties hereby acknowledge and agree that Lessor has fully performed all of its obligations pursuant to Exhibit B (Work Letter) of the Lease.

B.	Consent to Merger and Assignment and Assumption. Lessor hereby consents to the Merger and Assignment, subject to the following terms and conditions, all of which are hereby acknowledged and agreed to by Assignor and Surviving entity.

I.	Assignment and Assumption. Lessee and Surviving Entity hereby represent and warrant that (a) the Merger Agreement and/or Merger fully assigned or otherwise transfered, by operation of law or otherwise, all of Lessee’s right, title and interest in the Lease to the Surviving Entity (the “Transfer”); and (b) following the Merger, the Surviving Entity has assumed and shall be bound by, whether by operation of law or otherwise, all of the covenants, agreements, provisions, conditions and obligations of the lessee under the Lease, including but not limited to, the obligation to pay Lessor for all adjustments of rent and other additional charges payable pursuant to the terms of the Lease. Nothing contained in the Merger Agreement shall be deemed to amend, modify or alter in any way the terms, covenants and conditions set forth in the Lease.

II.	Representations.

A.	Assignor hereby represents and warrants that Assignor: (i) had full power and authority to assign to Surviving Entity its entire right, title and interest in the Lease and with respect to the entire Security Deposit, if any; (ii) had not previously transferred or conveyed its interest in the Lease to any person or entity, collaterally or otherwise; (iii) had full power and authority to enter into the Merger Agreement and complete the Merger and has full power and authority to enter into this Consent; (iv) in connection with the Merger, has assigned all of Assignor’s rights, title, interest and obligations under the Lease, whether by operation of law or otherwise, to the Surviving Entity; and (iv) has full power and authority to enter into this Agreement.

B.	The Surviving Entity hereby represents and warrants that the Surviving Entity: (i) had full power and authority to assume all of Assignor’s right, title and interest in, to and under the Lease, including the entire Security Deposit, if any; and (ii) had full power and authority to enter into the Merger Agreement, the Merger and this Consent.

C.	Lessee and the Surviving Entity represent and warrant that following the Merger, (i) all or substantially all of the assets of Lessee will be owned by the Surviving Entity, (ii) the Surviving Entity will have a net worth that is equal to or greater than the net worth of Lessee as of the date of this Agreement; and (iii) the business in the Premises will continue to be operated for the use and in the manner provided in the Lease.

III.	No Greater Rights. In no event shall the Merger Agreement or the other provisions of this Agreement be construed as granting or conferring upon the Lessee or the Surviving Entity any greater rights than those contained in the Lease nor shall there be any diminution of the rights and privileges of the Lessor under the Lease, nor shall the Lease be deemed modified in any respect.

IV.	Deliveries. Prior to Lessor’s execution of this Agreement and as a condition precedent to the effectiveness of this Agreement, Surviving Entity shall: (a) deliver to Lessor written notice that the Merger and Transfer have been finalized, and to the extent feasible, a fully executed copy of the Merger Agreement; and (B) upon request of Lessor, its successors or assigns, provide Lessor with financial statements evidencing the net worth of Surviving Entity and evidence of the name change of Assignor and of the good standing of Surviving Entity.

V.	Lessor’s Consent. In reliance upon the agreements and representations contained in this Consent, Lessor hereby consents to the Merger and the Transfer. This Consent shall not constitute a waiver of the obligation of the lessee under the Lease to obtain the Lessor’s consent to any subsequent assignment, sublease or other transfer under the Lease, nor shall it constitute a waiver of any existing defaults under the Lease.

VI.	Notice Address. Any notices to Surviving Entity shall be effective when served to the Surviving Entity at the Premises in accordance with the terms of the Lease.

VII.	No Waiver. Lessor’s consent to the Merger and Assignment shall not be construed as a waiver by Lessee of its rights under Article 17 of the Lease to future assignments of the lease or subleases of the Premises without Lessor’s consent in certain instances, as more particularly described therein. Lessor hereby acknowledges and agrees that all rights under the Lease which are “personal” to the named Lessee or non-transferable, including without limitation the rights set forth in Section A.VII of this Amendment, have been transferred to Surviving Entity and are henceforward deemed to be personal to Surviving Entity.

C.	Miscellaneous.

I.	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Lessee be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Lessee in connection with entering into the Lease, unless specifically set forth in this Amendment.

II.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

III.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

IV.	Submission of this Amendment by Lessor is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Lessee. Lessor shall not be bound by this Amendment until Lessor has executed and delivered the same to Lessee.

V.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

VI.	Lessee hereby represents to Lessor that Lessee has dealt with no broker in connection with this Amendment, other than CresaPartners. Lessee agrees to indemnify and hold Lessor, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Lessor Related Parties”) harmless from all claims of any brokers claiming to have represented Lessee in connection with this Amendment. Lessor hereby represents to Lessee that Lessor has dealt with no broker in connection with this Amendment. Lessor agrees to indemnify and hold Lessee, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Lessee Related Parties”) harmless from all claims of any brokers claiming to have represented Lessor in connection with this Amendment. Lessor agrees to pay a brokerage commission to CresaPartners in accordance with the terms of a separate written commission agreement to be entered into between Lessor and CresaPartners.

VII.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Lessee hereby represents and warrants that neither Lessee, nor any persons or entities holding any legal or beneficial interest whatsoever in Lessee, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, a Default under the Lease will be deemed to have occurred, without the necessity of notice to Lessee.

VIII.	Redress for any claim against Lessor under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Lessor’s interest in the Building. The obligations of Lessor under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Lessor or the investment manager.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Lessor and Lessee have duly executed this Amendment as of the day and year first above written.

LESSOR:

PS BUSINESS PARKS, L.P., a California limited partnership

By:	PS BUSINESS PARKS, INC., a California corporation

By:
Name: Coby A. Holley
Title: Vice President

LESSEE:

DIGIMARC CORPORATION, a Delaware corporation

By:

Name:

Title:

SURVIVING ENTITY:

DIGIMARC CORPORATION, an Oregon corporation

By:

Name:

Title:

EXHIBIT A

LESSEE IMPROVEMENT AGREEMENT

This Exhibit is attached to and made a part of the Amendment by and between PS BUSINESS PARKS, L.P., a California limited partnership (“Lessor”) and DIGIMARC CORPORATION, an Oregon corporation (“Lessee”) for space in the Building located at 9405 SW Gemini Drive, Beaverton, Oregon 97008. Capitalized terms not otherwise defined in this Exhibit A shall have the meaning given to such terms in the Lease of which this Exhibit A is a part.

1. Lessee, following the full and final execution and delivery of the Amendment to which this Exhibit A is attached, shall have the right to perform alterations and improvements in the Premises, including, but not limited to, modifications, alterations and improvements to the server rooms (the “Server Rooms Modifications”) which are located in the Premises (the “Lessee Improvements”). Notwithstanding the foregoing, Lessee and its contractors shall not have the right to perform the Lessee Improvements in the Premises unless and until Lessee has complied with all of the terms and conditions of Article 10 of the Lease (except for the requirement of obtaining advance lien waivers, which requirement shall be superseded by the terms of Section 2 below), including, without limitation, approval by Lessor of the final plans for the Lessee Improvements and the contractors to be retained by Lessee to perform such Lessee Improvements. Lessee shall be responsible for all elements of the design of Lessee’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Lessee’s furniture, appliances and equipment), and Lessor’s approval of Lessee’s plans shall in no event relieve Lessee of the responsibility for such design. Lessor’s approval of the contractors to perform the Lessee Improvements shall not be unreasonably withheld. The parties agree that Lessor’s approval of the general contractor to perform the Lessee Improvements shall not be considered to be unreasonably withheld if any such general contractor (a) does not have trade references reasonably acceptable to Lessor, (b) does not maintain insurance as required pursuant to the terms of the Lease, (c) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Lessee Improvements, (d) does not provide current financial statements reasonably acceptable to Lessor, or (e) is not licensed as a contractor in the state/municipality in which the Premises is located. Lessee acknowledges the foregoing is not intended to be an exclusive list of the reasons why Lessor may reasonably withhold its consent to a general contractor.

2. Provided Lessee is not in default under the terms of the Lease, Lessor agrees to contribute the sum of $368,664.00 (the “Lessee Improvement Allowance”) toward the cost of performing the Lessee Improvements in preparation of Lessee’s occupancy of the Premises. The Lessee Improvement Allowance may only be used for the cost of permitting, preparing design and construction documents and mechanical and electrical plans for the Lessee Improvements and for hard costs in connection with the Lessee Improvements. The Lessee Improvement Allowance, less a 10% retainage (which retainage shall be payable as part of the final Lessee Improvements, in periodic disbursements within 30 days after receipt of the following documentation: (a) an application for payment and sworn statement of the contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein; (b) a certification from an AIA architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (c) contractor’s, subcontractor’s and material supplier’s conditional waivers of liens which shall cover all Lessee Improvements for which disbursement is being requested and all other statements and forms required for compliance with the mechanics’ lien laws of the state in which the Premises is located, together with all such invoices, contracts, or other supporting data as Lessee or Lessee’s Mortgagee may reasonably require; (e) a cost breakdown for each trade or subcontractor performing the Lessee Improvements; (d) plans and specifications for the Lessee Improvements, together with a certificate from an AIA architect that such plans and specifications comply in all material respects with all laws affecting the Building, Property and Premises; (f) copies of all construction contracts for the Lessee Improvements, together with copies of all change orders, if any; and (g) a request to disburse from Lessee containing an approval by Lessee of the work done and a good faith estimate of the cost to complete the Lessee Improvements. Upon completion of the Lessee Improvements, and prior to final disbursement of the Lessee Improvement Allowance, Lessee shall furnish Lessor with: (i) general contractor and architect’s completion affidavits; (ii) full and final waivers of lien; (iii) receipted bills covering all labor and materials expended and used; (iv) as-built plans of the Lessee Improvements; and (v) the certification of Lessee and its architect that the Lessee Improvements have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable Laws. In no event shall Lessor be required to disburse the Lessee Improvement Allowance more than one time per month. If the Lessee Improvements exceed the Lessee Improvement Allowance, Lessee shall be entitled to the Lessee Improvement Allowance in accordance with the terms hereof, but each individual disbursement of the Lessee Improvement Allowance shall be disbursed in the proportion that the Lessee Improvement Allowance bears to the total cost for the Lessee Improvements, less the 10% retainage referenced above. Notwithstanding anything herein to the contrary, Lessor shall not be obligated to disburse any portion of the Lessee Improvement Allowance during the continuance of an uncured default under the Lease, and Lessee’s obligation to disburse shall only resume when and if such default is cured.

3. In no event shall the Lessee Improvement Allowance be used for the purchase of equipment, furniture or other items of personal property of Lessee. Notwithstanding the foregoing, Lessee shall be entitled to apply the Lessee Improvement Allowance to the cost of purchasing and installing equipment which is necessary and related to the Server Rooms Modifications, which equipment shall be located at all times in the Premises and be for the use of Tenant. If Lessee does not submit a request for payment of the entire Lessee Improvement Allowance to Lessor in accordance with the provisions contained in this Exhibit A by November 30, 2011, any unused amount shall accrue to the sole benefit of Lessor, it being understood that Lessee shall not be entitled to any credit, abatement or other concession in connection therewith. Notwithstanding the foregoing, Lessee shall not submit a request for payment of any portion of the Lessee Improvement Allowance prior to January 1, 2011. Lessee shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Lessee Improvements and/or Lessee Improvement Allowance. Lessor shall be entitled to deduct from the Lessee Improvement Allowance a construction management fee for Lessor’s oversight of the Lessee Improvements in the amount of $5,000.00 and such construction management fee shall be in lieu of the fee required under Section 10.03 of the Lease.

4. Without limiting the “as-is” provisions of the Lease and this Amendment, Lessee accepts the Premises in its “as-is” condition and acknowledges that Lessor has no obligation to make any changes or improvements to the Premises or, except as provided above with respect to the Lessee Improvement Allowance and as provided in Section A.VI of the Amendment with respect to the HVAC, to pay any costs expended or to be expended in connection with any such changes or improvements in the Premises.

5. This Exhibit A shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease. Lessee shall not perform any work in the Premises (including, without limitation, cabling, wiring, fixturization, painting, carpeting, replacements or repairs) except in accordance with Article 10 of the Lease.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]